MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of September 21, 2026 (“Effective Date”), by and among ENVY DEVELOPMENT PB, LLC, a Florida limited liability company (“Envy Seller”), HSU GAMMA INVESTMENTS LP, a Delaware limited partnership (“HGI”), MICHAEL HSIAO, an individual (“Hsiao”), ESTATE OF CHRISTOPHER LONGSWORTH (“Longsworth,” and together with Hsiao and HGI, the “Myelin Group Owners”); THE MYELIN GROUP, LLC, a Florida limited liability company (“Myelin Seller”), ENVY DEVELOPMENT DE, LLC, a Delaware limited liability company (“Envy Propco”), solely with respect to Section 10.1 hereof, ENVY RECREATIONAL, LLC, a Delaware limited liability company (“Myelin Propco”), solely with respect to Section 11.1 hereof, SRC ENVY HOLDCO LLC, a Delaware limited liability company (“Purchaser”), and STEWARDS, INC., a Nevada corporation (OTC: SWRD) (the “Issuer”). Envy Seller, Myelin Group Owners, Myelin Seller, Purchaser, Envy Propco, Myelin Propco, and Issuer are referred to herein individually as a “Party,” and collectively, as the “Parties.”

RECITALS

A.                 Envy Propco is the owner of those certain parcels of real property defined in the CC&Rs (hereafter defined) as the “Envy Property” (collectively, the “Envy Parcels,” as more particularly described in the attached Exhibit A), upon which are located a mixed-use project commonly known as “Envy Pompano Beach”, which Envy Parcels are located in Pompano, Florida. “CC&Rs” means that certain Declaration of Covenants, Conditions, Restrictions and Easements for KOI Residences and Marina dated May 18, 2016 and recorded in the Broward County, Florida Official Records (the “Official Records”) on May 26, 2016 as Instrument No. 113719830, as amended by that certain First Amendment to Declaration of Covenants, Conditions, Restrictions and Easements for KOI Residences and Marina Master Owners Association, Inc. dated September 21, 2016 and recorded in the Official Records on September 21, 2016 as Instrument No. 113944911, together with Phase 1 Sketch of Marina Parcel, recorded September 14, 2016, in Instrument No. 113930934, as further amended by that certain Second Amendment and Supplemental Declaration of Covenants and Restrictions for KOI Residences and Marina Master Owners Association, Inc. dated November 20, 2017 and recorded in the Official Records on November 21, 2017 as Instrument No. 114734060, as further amended by that certain Third Amendment to Declaration of Covenants, Conditions, Restrictions and Easements for KOI Residences and Marina dated May 6, 2025 and recorded in the Official Records on July 29, 2025 as Instrument No. 120350354.

B.                  As of the Effective Date, Myelin Seller is the owner of those certain parcels of real property defined in the CC&Rs (hereafter defined) as (i) the “Marina Parcel” (the “Marina Parcel,” as more particularly described in the attached Exhibit B), upon which Myelin Seller operates, directly or indirectly, a marina with twenty-six (26) boat slips and related facilities, including, but not limited to, watercraft docking, watercraft minor repair service, and watercraft rental (the “Marina Operations”), and

(ii) the “Community Center” (the “Community Center Parcel,” as more particularly described in the attached Exhibit C), upon which Myelin Seller operates, directly or indirectly, a three (3)-story commercial building. The Envy Parcels, the Marina Parcel and the Community Center Parcel are collectively referred to herein as the “Parcels.”

C.                  Envy Seller is the owner of a 100% limited liability company interest in Envy Propco (the “Envy Membership Interest”).

D.                 HGI, Hsiao, and Longsworth are the owners of 1%, 49.5% and 49.5%, respectively, of the membership interests of Myelin Seller.

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E.                  Prior to and as a condition of Closing (as such term is defined herein), the Myelin Group Owners will cause Myelin Seller to convey fee simple title to the Marina Parcel and the Community Center Parcel to Myelin Propco in exchange for or in respect of one hundred percent (100%) of the limited liability company interests in Myelin Propco (the “Myelin Restructuring”). From and after the consummation of the Myelin Restructuring, Myelin Seller will be the owner of a 100% limited liability company interest in Myelin Propco (the “Myelin Membership Interest”), which Myelin Seller shall own until Closing. As used in this Agreement, the capitalized terms (i) “Owner” or “Owners” shall mean and refer to, individually or collectively as the context implies, Envy Propco and (x) Myelin Seller, prior to the consummation of the Myelin Restructuring, and (y) Myelin Propco, from and after the consummation of the Myelin Restructuring; and (ii) “Seller” or “Sellers” shall mean and refer to, individually or collectively as the context implies, Envy Seller and (x) Myelin Group Owners and Myelin Seller, prior to the consummation of the Myelin Restructuring, and (y) Myelin Seller, from and after the consummation of the Myelin Restructuring.

F.                  Envy Seller and Myelin Seller desire to sell the Envy Membership Interest and the Myelin Membership Interest (collectively, the “Membership Interests”), respectively, and Purchaser desires to purchase, at Closing (as hereinafter defined), the Membership Interests, upon and subject to the terms, conditions and provisions set forth herein.

NOW THEREFORE, in consideration of the above Recitals, the covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                   PROPERTY. Subject to the terms and conditions of this Agreement, at the Closing, Envy Seller and Myelin Seller shall convey the Envy Membership Interest and the Myelin Membership Interest, respectively, to Purchaser in accordance with the provisions of this Agreement, whereupon, Purchaser shall own, by virtue of its ownership of the Envy Propco and the Myelin Propco, all of the beneficial right, title and interest of each Owner (if any) in and to the following (collectively, the “Property”):

1.1               the Parcels, together with all and singular easements, covenants, agreements, rights, privileges, tenements, entitlements, development rights, air rights, water or riparian rights which are necessary for Marina Operations, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the “Real Property”);

1.2               all buildings and improvements located on the Real Property (“Improvements”);

1.3               any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Real Property or any of it, to the extent such land is appurtenant only to the Real Property and not any other adjacent property owned by the Owners;

1.4               all leases, licenses and other occupancy agreements of all or any portion of the Real Property or the Improvements (but specifically excluding Slip Leases, as hereafter defined), including, without limitation, any leases entered into by Owners between the Effective Date and the Closing to the extent permitted hereunder, and all amendments, modifications, supplements, additions, extensions, renewals, side letters and guaranties thereof or thereto (collectively, the “Leases”);

1.5               all space leases related to Marina Operations, including without limitation, leases of any boat slips, dry stack storage and other storage spaces by any non-commercial tenant, and all

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amendments, modifications, supplements, additions, extensions, renewals, side letters and guaranties thereof or thereto (collectively the “Slip Leases”);

1.6               all security deposits held by Owners under the Leases on the Closing Date,

including those in the form of letters of credit (the “Security Deposits”),

1.7               all books, records, and rate lists (whether in electronic format or reduced to paper) related to the Marina Operations and all rental deposits, reservation deposits, and any prepaid rent, dry or wet dock fees, fueling fees, storage fees and other revenues attributable to Marina Operations on or after the Closing Date (hereinafter defined) (the “Marina Revenue”);

1.8               all merchandise, supplies, inventory and other items owned by Owners and used solely in connection with the Marina Operations and/or the ownership, use or operation of the Community Center;

1.9               all furniture, furnishings, fixtures, machinery, equipment (including all telephone equipment, routers, touchscreen technology, and computer hardware and software owned by Sellers or Owners), tools and other tangible property owned by the Owners, located on the Real Property and used solely in connection with or attached or appurtenant to or at or upon all or any portion of the Real Property or the Improvements (collectively, the “Personal Property”);

1.10           subject to Section 9.2 below, all contracts, agreements and equipment leases relating to the repair, improvement, service, supply, maintenance or operation of the Real Property, the Improvements and/or the Personal Property, including, without limitation, the Marina Operations (but specifically excluding Slip Leases), and all amendments, supplements and modifications thereto (collectively, the “Contracts”); and

1.11           to the extent assignable, all intangible personal property relating to the Real Property, the Improvements and/or the Personal Property (including, without limitation, governmental permits, licenses, registrations, approvals and entitlements, including, without limitation, marina operating permits, riparian rights, environmental permits, dredging permits, and other marina-specific or navigable water-related permits, approvals and authorizations (“Marina Permits”); warranties and guarantees; architectural drawings, surveys, plans and specifications, and as-built drawings for the Real Property and Improvements; logos, advertising material, the name “Envy Pompano Beach”, other naming rights, and telephone exchange numbers; and websites, trademarks, domain names and URLs, in each case, held for use in connection with all or any portion of the Real Property, the Improvements and/or the Personal Property and/or the development, ownership, use or operation thereof (the “Intangible Property”).

Notwithstanding the foregoing, the Property expressly excludes: (A) any personal property and fixtures owned, financed and/or leased by the tenants under Leases or Slip Leases; (B) the names, trademarks and/or trade names of “Invesca”, in whatsoever form; (C) any cash-on-hand, petty cash, bank accounts or other funds of Sellers or Owners in whatsoever form the same are held, to the extent not expressly included as provided herein; (D) any and all uncollected rents, all of which shall be separately adjusted between the Parties pursuant to this Agreement; (E) any and all insurance Claims held by either Owner as of the Closing and all rights, entitlements, and remedies with respect thereto; (F) any bonds with respect to the Property shall remain the sole property of Sellers; (G) except to the extent included in the Due Diligence Materials, appraisals or valuations or other reports and studies (of whatsoever form or nature and whether or not prepared by Sellers or Owners or any other Person) of the Property; (H) materials relating to the marketing of or market information regarding the leasing or sale of the Property, but only to

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the extent the same includes the name, trademark and/or trade name of “Invesca”, in whatsoever form, if “Invesca” cannot be removed from such materials or information in accordance with Section 14.3; (I) intentionally deleted; (J) except to the extent included in the Due Diligence Materials, internal analyses and communications (of whatsoever form or nature) of the Sellers or Owners relating to the Property or any other matter (including inspections, evaluations, approvals, work summaries and work product); (K) confidential communications prepared by or exchanged with legal counsel (whether internal or external) of the Sellers or Owners; (L) intentionally deleted; (M) communications prepared by or exchanged with any current or former lender of Owner, and financial analyses, budgets and projections (by whomsoever prepared) relating to the Property or otherwise prepared for the internal use of Sellers or Owners; (N) intentionally deleted; and (O) any website for the Property and any URL or domain names for the Property if the name “Invesca” is included therein (collectively, “Excluded Property”). This paragraph shall survive the Closing.

2.                   PURCHASE PRICE; DEPOSIT.

2.1               The aggregate purchase price for the Membership Interests is $90,000,000.00 (the “Purchase Price”), which shall be paid in accordance with Section 2.2 and shall be allocated between the Sellers in accordance with Exhibit D attached hereto (the “Sale Allocation”), and shall be allocated among the assets deemed to be purchased hereunder in accordance with the Asset Allocation described in Section

5.8 below.

2.2               Purchaser shall pay the Purchase Price as follows:

2.2.1          Deposit. Prior to the Effective Date, (i) 475 SE 1ST ST, LLC, a Florida limited liability company (“475”), which entity is owned and/or co-managed by one (1) or more direct or indirect owners of Issuer, and Envy Seller entered into that certain Bridge Loan Agreement (the “Bridge Loan Agreement”) dated February 18, 2026, whereby 475 agreed to provide a loan to Envy Seller in the maximum principal amount of $3,000,000.00 (“Bridge Loan”); and (ii) Owners made in favor of Issuer that certain (A) Promissory Note dated May 15, 2026 in the principal sum of $500,000.00; (B) Promissory Note dated May 19, 2026 in the principal sum of $500,000.00; and (C) Promissory Note dated June 8, 2026 in the principal sum of $500,000.00 (“Note C”; the Promissory Notes described in clause (A), (B) and (C), collectively, the “Notes”, and the loans evidenced thereby, the “Stewards Loans”). The Parties acknowledge and agree that (1) as of the Effective Date, the total obligations outstanding under the Bridge Loan are $1,500,000, and the total obligations outstanding under the Notes are $1,500,000 in the aggregate; and (2) the total obligations now or hereafter outstanding under Stewards Loans shall constitute the “Deposit” under this Agreement. If the sale of the Membership Interests is consummated under this Agreement, the Deposit shall be applied against the Purchase Price at Closing. If Purchaser is entitled to the Deposit in accordance with the terms of this Agreement, the Stewards Loans shall be repaid in accordance with the terms of the Bridge Loan Agreement and the Notes (and such other promissory note(s) as may be delivered by Owners from time to time in connection with any future advances under the Bridge Loan Agreement), notwithstanding the termination of this Agreement. If Sellers are entitled to the Deposit in accordance with the terms of this Agreement, the Stewards Loans shall be deemed satisfied and paid in full without recourse to Sellers. Notwithstanding anything to the contrary contained in this Agreement, $100.00 of the Deposit is non-refundable to Purchaser and is given as partial consideration for Sellers entering into this Agreement. In the event Purchaser terminates this Agreement for any reason, $100.00 of the Deposit shall be paid to Sellers, without limiting any Party’s rights and remedies hereunder.

2.2.2          Issuance of Common Shares of Issuer.

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(a)                Rollover Shares. The common stock comprising a part of the shares of capital stock currently authorized by Issuer consists of a single class of common stock (par value of $0.0001) (the “Common Shares”). At Closing, a portion of the Purchase Price shall be paid in Common Shares (the “Rollover Shares”), calculated at $3.00 per share. The aggregate dollar value of the Rollover Shares shall equal the Purchase Price minus (i) a $1,500,000.00 Deposit, (ii) the outstanding principal balance of Owner’s existing loan encumbering the Property in the approximate amount of $44,557,435.93, and (iii) any credits, prorations or adjustments expressly provided for in this Agreement. Issuer shall issue to each Seller at Closing the number of Rollover Shares set forth opposite such Seller’s name on Exhibit D attached hereto.

(b)                Escrowed Shares. At Closing, 7,000,000.00 of the Rollover Shares, equal to the agreed value of $21,000,000.00, as indicated on Exhibit D attached hereto (the “Escrowed Shares”), shall be deposited into escrow with ClearTrust (the “Shares Escrow Agent”) having an address at 16540 Pointe Village Dr, Suite 210 Lutz, Florida 33558, Inbox@ClearTrustTransfer.com. Subject to Section 11.3 below, the Escrowed Shares shall be held through April 5, 2027 (the “Escrow Period”) in accordance with the terms of a mutually acceptable escrow agreement (“Escrow Agreement”), which shall be negotiated in good faith and mutually prepared and finalized by the Parties prior to Closing. Except as may be expressly set forth herein, all escrow fees and other charges incurred in connection with the Escrowed Shares and the Escrow Agreement shall be paid by Issuer. Commencing no later than October 5, 2026 (the “October Redemption”), and continuing on the fifth (5th) day of each subsequent calendar month thereafter within the Escrow Period (or, if such day falls on a Saturday, Sunday, or legal holiday, such payment shall be made on the next business day (each, a “Redemption Payment Date”)), Issuer shall pay to Sellers the sum of $3,000,000.00 in cash (each such payment, a “Required Redemption”) and, concurrently with each such payment made in accordance herewith, cancel 1,000,000 Escrowed Shares. During the Escrow Period, subject to Section 11.3 below, Sellers and Issuer shall pursue the following liquidity methods in parallel (not sequentially and in any order) to fund the Required Redemption payments; provided that mutual agreement between Issuer and Sellers shall be required before any such method is actioned to ensure mutually acceptable terms and to protect both parties from potential adverse effects, including market flooding and depression of the Common Shares (each of the following clauses (i), (ii), and (iii), a “Liquidity Measure”): (i) cause Issuer to comply with and enforce Issuer’s obligations under the Registration Rights Agreement (as defined in Section 2.2.2(c) below); (ii) engage in privately negotiated transactions for the sale of the Escrowed Shares; provided that any transfer of Escrowed Shares will be in compliance with federal and state securities laws, and Sellers have an available exemption from registration under such laws; and (iii) borrow against all or any portion of the Escrowed Shares; provided, however, that if Sellers does not wish to borrow against the Escrowed Shares but Issuer believes borrowing is preferable, then Issuer may elect to take such Escrowed Shares back into its own name, borrow against them, and bear all interest, principal, capital calls, fees, and other costs associated with such borrowing, and Sellers shall receive the full Required Redemption in cash for the applicable Redemption Payment Date. The Parties shall adhere to the milestone schedule set forth on Exhibit P regarding the Liquidity Measures and Required Redemption payments. Regardless of which Liquidity Measure or combination of Liquidity Measures Issuer uses to source liquidity, if the proceeds generated for any Redemption Payment Date are less than $3,000,000.00, Issuer shall nonetheless pay to Sellers the full Required Redemption, making up any shortfall so that Sellers receive the full $3,000,000.00 cash payment for Redemption Payment Date. By way of example, if the Liquidity Measure under clause (ii) yields $2,000,000.00 in cash from selling Escrowed Shares at $2.00 per share, then Issuer shall contribute $1,000,000.00 in cash to achieve the full $3,000,000.00 Required Redemption payment due to Sellers on the applicable Redemption Payment Date. Until such time that Sellers delivers the 2025 Audited Financials (as hereinafter defined), the Parties shall have no right to exercise the Required Redemption (excluding the October Redemption). Notwithstanding

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anything to the contrary herein, if Issuer in good faith disputes any portion of a Required Redemption payment, Issuer shall pay the undisputed portion directly to Sellers when due and, concurrently therewith, deposit the disputed portion into an independent escrow account held by the Shares Escrow Agent pending resolution of the dispute. By way of example, if Issuer disputes $300,000.00 of the Required Redemption, Issuer shall pay $2,700,000.00 directly to Sellers on the Redemption Payment Date and deposit $300,000.00 into escrow with Shares Escrow Agent. Any failure by Issuer to pay the undisputed portion directly to Sellers on the Redemption Payment Date shall constitute a failure to timely pay for purposes of Required Redemption Late Payment Damages, which shall accrue on the unpaid undisputed portion. Upon expiration of the Escrow Period, if any Escrowed Shares remain in escrow, such shares shall be disbursed in accordance with the terms of the Escrow Agreement. Issuer represents that it was previously a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but has been an operating company with more than nominal revenues and assets for more than three (3) years and that Issuer filed information equivalent to that required by a general form for registration of securities on Form 10 under the Exchange Act in its Registration Statement on Form S-1 filed with the Commission in November 2025. As a result, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may not be available (or may be significantly limited) for resales of the Escrowed Shares and other Registrable Securities by affiliates of Issuer until November 2026 (one year after Issuer filed such Form 10-type information). Furthermore, because Issuer was previously a shell company, Rule 144 is not available to any holder for resales of the Registrable Securities unless and until Issuer satisfies all of the conditions set forth in Rule 144(i)(2), including, without limitation: (w) Issuer has ceased to be a shell company; (x) Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (y) Issuer has filed all Exchange Act reports required during the preceding twelve (12) months (or such shorter period as Issuer was required to file); and (z) at least one (1) year has elapsed since Issuer filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer a shell company. Issuer shall maintain its status as a non-shell company and use commercially reasonable efforts to satisfy all applicable reporting and seasoning requirements under the Exchange Act and Rule 144 as promptly as practicable following the Closing. Stewards International Funds PCC on behalf of the Stewards Private Credit Fund, a Mauritius Protected Cell Company (“Guarantor”), shall guarantee Issuer’s and Purchaser’s obligations with respect to payments required to be made under this Section 2.2.2(b) with respect to a Required Redemption and all Required Redemption Late Payment Damages (as hereinafter defined) pursuant to that certain Joinder attached hereto (the “Stewards Joinder”). If Purchaser or Issuer fails to timely pay any amount due in connection with a Required Redemption payment required in accordance herewith, then, without limiting Sellers’ other rights and remedies, Purchaser, Issuer and the Guarantor shall be jointly and severally obligated to pay to Sellers, as liquidated damages for such late payment (the “Required Redemption Late Payment Damages”), for each outstanding Required Redemption, an amount equal to $1,000.00 per day for the first calendar month during which such Required Redemption remains unpaid, increasing to $2,000.00 per day for the second calendar month and each subsequent calendar month that such Required Redemption remains unpaid (for example, $1,000.00 per day during the first month, and $2,000.00 per day during the second month and thereafter). The Required Redemption Late Payment Damages shall be due and payable upon demand, shall be in addition to (and not in lieu of) the $3,000,000.00 payment due with respect to each Required Redemption, and shall not offset, reduce or otherwise affect any other amount payable to Sellers. This paragraph shall survive the Closing.

(c)                Registration of Shares. The Issuer shall use commercially reasonable efforts to effect the registration of only the Escrowed Shares issued pursuant to this Agreement in accordance with the terms of the Registration Rights Agreement (collectively, the “Registrable Securities”). For the avoidance of doubt, the Escrowed Shares shall constitute Registrable Securities, and

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Issuer shall have the obligation to register all such shares pursuant to the Registration Rights Agreement. Issuer represents that it was previously a shell company as defined in Rule 12b-2 under the Exchange Act, but has been an operating company with substantial revenues and assets for more than three (3) years and filed Form 10-type information in its Registration Statement on Form S-1 in November 2025. As a result, Rule 144 may not be available (or may be significantly limited) for resales of the Registrable Securities by affiliates of Issuer until November 2026. In addition, because Issuer was previously a shell company, Rule 144 is not available to any holder for resales of the Registrable Securities unless and until Issuer satisfies all of the conditions set forth in Rule 144(i)(2), including, without limitation: (i) Issuer has ceased to be a shell company; (ii) Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) Issuer has filed all Exchange Act reports required during the preceding twelve (12) months (or such shorter period as Issuer was required to file); and (iv) at least one (1) year has elapsed since Issuer filed current “Form 10 information” with the Commission reflecting its status as an entity that is no longer a shell company. Accordingly, registration pursuant to the Registration Rights Agreement is expected to be the primary means by which Sellers may achieve liquidity with respect to the Registrable Securities. The registration rights of the Sellers with respect to the Registrable Securities, and all related obligations of Issuer with respect thereto, are set forth in the Registration Rights Agreement to be entered into at Closing in the form attached hereto as Exhibit O (the “Registration Rights Agreement”).

2.2.3          LoanCore Loan.

(a)                Purchaser intends to obtain a loan from LoanCore Capital Credit REIT LLC (“Lender”) on the terms described in the term sheet attached hereto as Exhibit E (the “LoanCore Loan”). The principal amount of the LoanCore Loan is anticipated to be approximately $47,500,000.00. Purchaser acknowledges that Owner’s existing lender has, prior to the Effective Date, delivered such documents to permit Lender to take an assignment of the existing loan documents in connection with the LoanCore Loan (collectively, the “Loan Restatement Documents”). Purchaser shall be solely responsible for any costs or fees charged by the Owner’s existing lender, including additional reasonable attorneys’ fees of the Owner’s lender or of Seller or the Owner, if any, associated with the Loan Restatement Documents and the structuring Purchaser’s loan transaction in the manner described in this Section 2.2.3

(b)                At Closing, Purchaser shall receive a credit against the Purchase Price in the maximum principal amount of the Owner’s existing loan (specifically excluding any interest and other reserves held by Owner’s existing lender which are to be refunded to Seller).

(c)                In connection with the LoanCore Loan, BERNARD HSIAO, an individual, and MICHAEL HSIAO, an individual (individually and/or collectively as context may require, the “Hsiao Guarantor”) shall at Closing execute and deliver to Lender the “Guaranty of Recourse Obligations” (the “Guaranty Documents”). For the avoidance of doubt, Glen Steward, Shaun Quin and Issuer (individually and/or collectively as context may require, the “Stewards Guarantor”) shall act as co-guarantors of the LoanCore Loan in addition to the Hsiao Guarantors. In consideration of Hsiao Guarantor and Stewards Guarantor each executing and delivering such guaranties and indemnities required to facilitate the LoanCore Loan, Purchaser shall pay each of Bernard Hsiao, Michael Hsiao, Glen Steward, Shaun Quin, and Issuer a fee in an amount equal to 0.30% (i.e., an aggregate 1.50% fee) of the outstanding principal balance of the LoanCore Loan (to be prorated for the 2026 year) (the “Guaranty Fee”). The first installment of the Guaranty Fee shall be paid at Closing in cash, and thereafter the Guaranty Fee shall be paid monthly on the last day of each calendar month, commencing on October 31, 2026, for so long as the Hsiao Guarantors remain as guarantors under the LoanCore Loan. Each installment of the Guaranty Fee shall be paid in cash or, in the case of the portion of the Guaranty Fee due to Hsiao Guarantor, at Seller’s

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option, in Common Shares. If paid in cash, Purchaser shall pay such installment by wire transfer of immediately available funds to an account of the applicable payee specified by such payee in writing. This paragraph shall survive the Closing. Further, Hsiao Guarantor, Purchaser, Issuer and Guarantor shall enter into a reimbursement and indemnity agreement pursuant to which Purchaser, Issuer and Guarantor shall irrevocably agree to pay, reimburse, indemnify, defend, protect and hold Hsiao Guarantor harmless from and against any and all debt service payments and all other Claims (including without limitation reasonable attorneys’ fees and costs of enforcement) arising out of, relating to, or incurred in connection with the LoanCore Loan, including any Guaranty Documents, but specifically excluding intentional fraud or other intentional misconduct of the Hsiao Guarantor (the “Reimbursement Agreement”). The Parties shall negotiate in good faith and mutually prepare and finalize the Reimbursement Agreement prior to Closing.

2.2.4          Balance of Purchase Price. Purchaser shall pay the balance of the Purchase Price, subject to the adjustments, prorations, and credits provided under this Agreement, at the Closing by federal funds wire transfer of immediately available funds to an account designated by the Title Company.

3.                   EVIDENCE OF TITLE.

3.1               Title Insurance. Nelson Mullins Riley & Scarborough LLP, as agent for a national title insurance company (“Title Company” or “Escrow Agent”), has previously delivered to Purchaser a title insurance commitment (“Title Commitment”), together with copies of all exception and other documents referenced therein, and has delivered or will deliver to Purchaser a municipal lien, open permit and violation search covering the Property from all municipalities and counties having jurisdiction over the Property. The Title Commitment shall evidence the Title Company’s commitment to issue an ALTA Owner’s Policy in the current form utilized for similar transactions in Florida, including Florida Modifications, in the amount of the Purchase Price, insuring that fee simple title to the Real Property and the Improvements is vested in the Owners, and will be subject only to the Permitted Exceptions (hereafter defined) and including such available endorsements as Sellers, Purchaser or Title Company have agreed or as are required hereunder (the “Title Policy”). At Closing, the Title Policy will except from coverage any exception arising out of an act of Purchaser or its Representatives or independent contractors; rights of tenants under Leases and Slip Leases; real estate taxes which are not yet due and payable, subject to adjustment as herein provided; any installment not yet due and payable of assessments and special district levies affecting the Property; zoning, subdivision and other regulatory laws and ordinances affecting the Property; such documents which are recorded (or to be recorded) in the Public Records of Broward County, Florida in accordance with the terms of this Agreement (i.e. the Skywalk Easement (as hereinafter defined), etc.); and any other matters of record to which Purchaser does not timely raise an Updated Title Defect (hereafter defined), or, having objected, Purchaser waives or is deemed to have waived in accordance with the provisions of this Section 3 below (collectively, the “Permitted Exceptions”).

3.2               Survey. Sellers have delivered to Purchaser the most recent existing survey of the Envy Parcels and the Improvements thereon and a copy of the most recent site plan for the Marina Parcels and the Improvements thereon (collectively, the “Existing Plans”) in Sellers’ possession. Sellers and Purchaser shall work together in good faith to obtain updates of the Existing Plans or obtain a new ALTA/ACSM Land Title Survey of the Real Property and Improvements (such update or new survey, the “Survey”).

3.3               Title Review. Prior to the Effective Date, Purchaser has received and reviewed the Title Commitment and the Survey and is satisfied with its review thereof. Accordingly, Purchaser shall be deemed to have accepted all matters currently shown on the Title Commitment and the Survey, other than Must Cure Items or matters disclosed in an Update pursuant to Section 3.4 hereof, and such matters shall

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be deemed Permitted Exceptions hereunder. Purchaser shall have no right to object to, and shall not raise any matter currently shown on the Title Commitment or the Survey, other than Must Cure Items.

3.4              Updated Title Defect Notice. At any time from and after the Effective Date, until the Closing, if any new encumbrance or title exception is disclosed on any update or supplement to the Title Commitment or the Survey (each, an “Update”) and same was not already reflected on the Title Commitment and/or Survey issued prior to the expiration of the Effective Date, then Purchaser shall have five (5) days following receipt of such Update (the “Updated Title Review Period”) to make any objections (each, an “Updated Title Defects”) thereto, said objections to be made in writing (each such written notice, an “Updated Title Defect Notice”) and delivered to Sellers prior to the expiration of the Updated Title Review Period; provided, however, Purchaser shall not have the right to object to matters arising out of an act of Purchaser or its Representatives or independent contractors, nor to any document recorded (or to be recorded) in the Public Records of Broward County, Florida in accordance with the terms of this Agreement. If Sellers receive one or more Updated Title Defect Notice(s) within the Updated Title Review Period, Sellers may elect (but shall not be obligated except as otherwise provided herein) to attempt to cure, or cause to be cured, any of the Updated Title Defect(s) identified therein, and shall provide Purchaser with written notice, within three (3) days after Sellers’ receipt of each such Updated Title Defect Notice, of such intention to cure any such Updated Title Defect(s). If Sellers fail to notify Purchaser, in writing, of Sellers’ intention to cure any Updated Title Defect(s), Sellers shall be deemed to have elected not to cure such Updated Title Defect(s). If by Sellers’ written notice or silence Sellers elect not to cure any Updated Title Defect(s), then Purchaser may, on or prior to the earlier of two (2) days of receipt of such notice or deemed election, and the then-scheduled Closing Date, deliver written notice to Sellers indicating Purchaser’s election to (A) terminate this Agreement, in which event the Deposit will be repaid in accordance with Section 2.2.1, or (B) proceed to Closing without any reduction in the Purchase Price, in which event any Updated Title Defect(s) not elected to be cured by Sellers shall be deemed Permitted Exceptions. If Purchaser fails to notify Sellers, in writing, of Purchaser’s intention to proceed under subsection (A) or (B) above, then Purchaser shall be deemed to have elected to proceed under subsection

(B) above.

3.5              Curing Title Defects. As to those Updated Title Defects agreed to be cured by Sellers in writing, curing such Updated Title Defects shall be a condition precedent to Purchaser’s obligation to close and shall be cured and removed by Sellers or Owners on or before the Closing Date; provided, however, Sellers shall have the right to extend the Closing Date for up to an aggregate of fifteen (15) days as to such Updated Title Defects elected to be cured by Sellers upon written notice to Purchaser delivered prior to the then-scheduled Closing Date. If Sellers fail to remove, discharge or correct the agreed Updated Title Defects on or prior to the Closing Date (as the same may be extended), then Purchaser may, at its option and as its sole remedy, either: (i) terminate this Agreement by written notice to Sellers on the then-scheduled Closing Date; or (ii) proceed to close and accept title “as is” without reduction in the Purchase Price, in which event the Updated Title Defects shall be deemed to be waived for all purposes.

3.6               Termination. If Purchaser shall elect to terminate this Agreement pursuant to this Section 3, then the Deposit will be repaid in accordance with Section 2.2.1 and this Agreement shall be null and void and of no further force and effect, and neither Sellers nor Purchase shall have any further obligation to the other under this Agreement except for any obligations hereunder that shall survive the Closing or termination of this Agreement.

3.7               Must Cure Items. Notwithstanding anything to the contrary contained herein, Permitted Exceptions shall not be deemed to include any monetary liens against the Property and all other encumbrances voluntarily placed on title for the Property by Sellers or the Owners after the Effective Date

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unless approved by Purchaser in accordance with Section 14.1 (the items described in this Section 3.7 are referred to as the “Must Cure Items”). Sellers shall cause the Must Cure Items to be paid from the closing proceeds, removed of record or bonded off on or prior to the Closing.

4.                   CONDITIONS TO CLOSING.

4.1               Sellers’ Conditions. Notwithstanding anything to the contrary contained herein, the obligation of Sellers to consummate the transactions contemplated herein is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Sellers, at their election (in their sole and absolute discretion), evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

4.1.1          Purchaser shall have executed and delivered (or caused to be delivered) to Sellers, Escrow Agent or Shares Escrow Agent, as applicable, all of the documents set forth in Section 5.3 and shall have paid all sums of money required to be delivered by Purchaser at the Closing and shall have performed in all other material respects the obligations and covenants of Purchaser in this Agreement to be performed and observed by Purchaser as of the Closing Date.

4.1.2          All representations and warranties made by Purchaser and/or Issuer, as applicable in Sections 11.4, 11.5, and 11.6 of this Agreement shall be true and correct in all material respects as of the Closing Date.

4.1.3          Purchaser shall have performed all covenants, agreements and conditions required by this Agreement to be performed by Purchaser prior to or as of the Closing Date (except for covenants, agreements and conditions unable to be performed because of Sellers’ or Owners’ wrongful acts or omissions).

4.1.4          At Closing, Issuer shall have (a) issued the Rollover Shares as provided herein and (b) deposited the Escrowed Shares with Shares Escrow Agent.

4.1.5          Sellers shall have received a certificate, dated as of the Closing Date and signed by a duly authorized person on behalf of Purchaser, certifying that each of the conditions set forth in Section 4.1.2 and Section 4.1.3 have been satisfied (“Purchaser’s Bring-Down Certificate”).

4.2               Purchaser’s Conditions. Notwithstanding anything to the contrary contained herein, the obligation of Purchaser and Issuer to consummate the transactions contemplated herein is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election (in its sole and absolute discretion), evidenced by written notice delivered to Sellers at or prior to the Closing, may waive any of such conditions:

4.2.1          Sellers shall have executed and delivered (or caused to be delivered) to Purchaser, Escrow Agent or Shares Escrow Agent, as applicable, all of the documents set forth in Section

5.2 required to be delivered by Sellers at the Closing and shall have performed in all other material respects the obligations and covenants of Sellers in this Agreement.

4.2.2          All representations and warranties made by Sellers in Section 11.1 of this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

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4.2.3          Sellers and Owners shall have performed in all material respects all covenants, agreements and conditions required by this Agreement to be performed by Sellers and Owners prior to or as of the Closing Date (except for covenants, agreements and conditions unable to be performed because of Purchaser’s wrongful acts or omissions).

4.2.4          Title Company shall have irrevocably committed to issue the Title Policy to Purchaser at the Closing in accordance with the terms of this Agreement.

4.2.5          Lender shall be irrevocably committed to close the LoanCore Loan. Hsiao Guarantor shall have executed and delivered the Guaranty Documents to Lender.

4.2.6          Purchaser shall have received an executed estoppel certificate from KOI Residences and Marina Master Owners’ Association, Inc. (the “Association”), the owners’ association pursuant to the CC&Rs, in substantially the form attached hereto as Exhibit F (the “Association Estoppel”).

4.2.7          Purchaser shall have received an executed tenant estoppel certificate from the Association with respect to the Community Center Lease (as such term is defined in the CC&Rs) in substantially the form attached hereto as Exhibit G (the “Community Center Lease Estoppel”).

4.2.8          Purchaser shall have received a certificate, dated as of the Closing Date and signed by a duly authorized person on behalf of Sellers, certifying that each of the conditions set forth in Section 4.2.2 and Section 4.2.3 have been satisfied (“Seller’s Bring-Down Certificate”).

4.3               Failure of Conditions.

4.3.1          If any condition set forth in Section 4.1 above is not satisfied as of the Closing Date, Sellers may (a) waive any such condition (if and to the extent such condition can be waived under applicable law) and proceed to Closing on the Closing Date, (b) extend the Closing Date for up to an aggregate of fifteen (15) days to allow for such condition(s) to be satisfied, or (c) notify Purchaser of Sellers’ election to terminate this Agreement; provided, however, if the failure of the condition to be met constitutes a default by Purchaser or Issuer under this Agreement, then Sellers may, subject to the terms of Section 8.2 below, exercise any of its remedies pursuant to Section 8.2 below.

4.3.2          If any condition set forth in Section 4.2 above is not satisfied as of the Closing Date, Purchaser may (a) waive any such condition (if and to the extent such condition can be waived under applicable law) and proceed to Closing on the Closing Date without a reduction in, abatement of, or credit against, the Purchase Price, (b) extend the Closing Date for up to an aggregate of fifteen (15) days to allow for such condition(s) to be satisfied, or (c) notify Sellers of Purchaser’s election to terminate this Agreement; provided, however, if the failure of the condition to be met constitutes, or is the result of, a default by Sellers under this Agreement, then Purchaser may, subject to the terms of Section 8.1 below, exercise any of its remedies pursuant to Section 8.1 below.

5.                   CLOSING.

5.1               Closing Date. The “Closing” of the transactions contemplated by this Agreement (that is, the payment of the Purchase Price pursuant to an escrow closing, the assignment of the Membership Interests, and the satisfaction of all other terms and conditions of this Agreement to be performed at Closing) shall occur through escrow at 2:00 p.m. (Eastern Time) on or before September 23_, 2026 (“Closing

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Date”); and, in connection therewith, the Rollover Shares (other than the Escrowed Shares) shall be issued to Sellers in accordance with Exhibit D.

The Closing will be held at the offices of the Escrow Agent, or at such other place as the Parties may mutually agree in writing, through an escrow closing arrangement, or effected via a “mail away” closing (i.e. in which funds are sent via wire transfer and closing documents are delivered via overnight delivery or courier delivery service to the Escrow Agent or a Party, as applicable).

5.2               Sellers’ Closing Deliveries. At or prior to Closing, each Seller and Owner shall deliver, or cause to be delivered, to Purchaser, Escrow Agent or Shares Escrow Agent, as applicable, the following, which shall be duly executed and acknowledged (if applicable) by the applicable Seller and/or such other parties indicated below:

5.2.1          an Assignment and Assumption of the applicable Membership Interests in the form attached hereto as Exhibit H (each, an “Assignment of Membership Interests”);

5.2.2          such evidence that Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including, without limitation, an Owner’s Affidavit in the form of Exhibit I;

5.2.3          a closing statement (the “Closing Statement”) setting forth the prorations and adjustments to the Purchase Price required by this Agreement;

5.2.4          such evidence of such Seller’s power and authority as Title Company may reasonably require;

5.2.5          letters to each tenant under the Leases and Slip Leases in a form reasonably acceptable to Purchaser and Sellers, notifying tenants of the change of address for all future payments of rent;

5.2.6          Seller’s Bring-Down Certificate;

5.2.7          updated Rent Rolls (as defined in Section 11.1.24) for the portion of the Property owned by such Seller, effective as of a date no more than two (2) business days prior to the Closing Date, certified by such Seller (a) as true, correct and complete in all material respects and (b) to be the Rent Roll(s) used by the applicable Owner or its property manager in the ordinary course of business;

5.2.8          evidence that each manager, director, officer or other authorized person appointed to an owners’ association or similar body by Sellers or any Affiliate of Sellers (including, without limitation, the Owners) to the extent attributable to its ownership of the Property or any portion thereof has tendered his or her resignation from such position in such owners’ association or similar body under any applicable covenants, conditions or restrictions affecting the Property or any portion thereof, effective as of the Closing Date;

5.2.9          the Association Estoppel, duly executed by the Association;

5.2.10      the Community Center Lease Estoppel, duly executed by the Association;

5.2.11      the Guaranty Documents, duly executed and acknowledged (as applicable) by each Hsiao Guarantor;

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5.2.12      the Escrow Agreement;

5.2.13      the Registration Rights Agreement;

5.2.14      the Asset Allocation;

5.2.15      a recordable special warranty deed conveying the Marina Parcel and the Community Center Parcel (“Marina and Community Center Deed”) from Myelin Seller to Myelin Propco, which the Parties shall negotiate in good faith prior to Closing;

5.2.16      a bill of sale in the form attached hereto as Exhibit M whereby Myelin Seller conveys to Myelin Propco all of Myelin Seller’s right, title and interest in and to all Marina Revenue and all Personal Property, Intangible Property, and merchandise, supplies, inventory and other items, in each case, owned by Myelin Seller and used solely in connection with the Marina Operations and/or the ownership, use or operation of the Community Center (but excluding Excluded Property);

5.2.17      an assignment and assumption agreement in the form attached hereto as Exhibit N whereby Myelin Seller assigns to Myelin Propco all of Myelin Seller’s right, title and interest in and to all Leases, Slip Leases, Security Deposits, Contracts and Marina Permits (but excluding any Excluded Property);

5.2.18      a recordable quitclaim deed conveying the dog park facility from Myelin Seller to Envy Propco (“Dog Park Deed”), which the Parties shall negotiate in good faith prior to Closing;

5.2.19      a recordable quitclaim deed conveying certain sliver parcels from Myelin Seller to Envy Propco (“Sliver Parcel Deed”), which the Parties shall negotiate in good faith prior to Closing;

5.2.20      a recordable skywalk easement granted from Myelin Propco in favor of Envy Propco (the “Skywalk Easement”). Sellers shall prepare the proposed Skywalk Easement for Purchaser’s review and the Parties shall negotiate in good faith to finalize the Skywalk Easement prior to Closing;

5.2.21      the Reimbursement Agreement (by each Hsiao Guarantor)

5.2.22      a recordable assignment of the “declarant” rights under the CC&Rs which the Parties shall negotiate in good faith prior to Closing;

5.2.23      a recordable Fourth Amendment to Declaration of Covenants, Conditions, Restrictions and Easements for KOI Residences and Marina, which the Parties shall negotiate in good faith prior to Closing;

5.2.24      a Florida Department of Revenue Form DR 228, completed and duly executed by Envy Seller solely as it pertains to the Dog Park Deed and the Sliver Parcel Deed, which Form, together with the payment due thereunder, shall be submitted by Escrow Agent to the Florida Department of Revenue promptly following Closing; and

5.2.25      such other documents and instruments required to be delivered by or on behalf of Sellers or Owners hereunder or reasonably required by Purchaser, Title Company, Escrow Agent, or Shares Escrow Agent in order to consummate the transactions described in this Agreement.

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At Closing, Sellers will deliver or cause to be delivered to Purchaser possession of the Property through each Owner, subject to the Leases and Slip Leases, and, to the extent not previously delivered to Purchaser, Sellers shall also deliver to Purchaser all keys for the Property in the possession or subject to the control of Sellers, including, without limitation, master keys as well as combinations, codes, key fobs, card keys and cards for the Property or its security systems, if any; copies of the Leases, Slip Leases, and Assumed Service Contracts; all records within Sellers’ or the Owners’ possession reasonably required for the operation of the Property, including, without limitation, tenant files and tenant information (including, without limitation, the date of birth and social security numbers, with respect to all tenants under the Leases and Slip Leases, in an electronic format), and records of expenditures for repairs and maintenance; all books, records and other documents relating to the ownership, operation and management of the Sellers and the Property; originals or copies of the Intangible Property, but specifically excluding any Excluded Property and provided that the foregoing shall be deemed delivered by Sellers for purposes hereof if left in the on-site property management office at the Property or posted at the Property.

5.3               Purchaser’s Closing Deliveries. At or prior to Closing, Purchaser shall deliver, or cause to be delivered, to Sellers, Escrow Agent or Shares Escrow Agent, as applicable, the following, which shall be duly executed and acknowledged (if applicable) by Purchaser, Issuer and/or the Guarantor, as applicable:

5.3.1          the balance of the Purchase Price, subject to the adjustments, prorations, and credits provided under this Agreement, to be disbursed to Sellers in accordance with the Sale Allocation by wire transfer of immediately available to an account of each Seller specified by such Seller in writing;

5.3.2          a counterpart of the Closing Statement;

5.3.3          counterparts of each Assignment of Membership Interests;

5.3.4          such evidence of Purchaser’s power and authority as Title Company may reasonably require;

5.3.5          the Florida Section 692.204 Affidavit (as such term is defined in Section

13.4 below);

5.3.6          Purchaser’s Bring-Down Certificate;

5.3.7          the Escrow Agreement, duly executed by Issuer;

5.3.8          the Registration Rights Agreement;

5.3.9          the Asset Allocation;

5.3.10      evidence that the Rollover Shares have been issued in accordance with Exhibit D and the Escrowed Shares have been delivered to Escrow Company;

5.3.11      the Reimbursement Agreement;

5.3.12      the Guaranty Documents, duly executed and acknowledged (as applicable) by each Stewards Guarantor;

5.3.13      the Stewards Joinder, duly executed by Guarantor;

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5.3.14      the Section 5.9(b) Joinder, duly executed by each Personal Guarantor;

5.3.15      evidence reasonably satisfactory to Sellers and the Title Company that the Stewards Loans have been satisfied and paid in full without recourse to Sellers or any of their Affiliates;

5.3.16      a Florida Department of Revenue Form DR 228, completed and duly executed by Envy Seller solely as it pertains to the Marina and Community Center Deed, which Form, together with the payment due thereunder, shall be submitted by Escrow Agent to the Florida Department of Revenue promptly following Closing; and

5.3.17      such other documents and instruments required to be delivered by or on behalf of Purchaser or Issuer hereunder or reasonably required by Sellers, Owners, Title Company, Escrow Agent, or Shares Escrow Agent in order to consummate the transactions described in this Agreement.

5.4               Closing Prorations and Adjustments. Sellers shall prepare a schedule of the prorations and adjustments required by this Agreement (the “Prorations Schedule”) and submit the proposed Prorations Schedule to Purchaser at least three (3) business days prior to the Closing Date. The following items are to be prorated, adjusted or credited (as appropriate) as of the day immediately preceding the Closing Date, it being understood that for purposes of prorations and adjustments, Sellers shall be deemed to be the owners of the applicable Membership Interests up to 11:59 p.m. on the day immediately preceding the Closing Date and Purchaser shall be deemed to be the owners of the Membership Interests as of midnight on the date of the Closing Date; provided, however, that the Parties may elect to prorate all matters outlined in this Section 5.4, other than the real estate taxes and assessments in Section 5.4.1 (which shall be prorated as of the Closing Date), post-Closing:

5.4.1          real estate taxes and assessments (including special assessments) based on the maximum discount available for early payment, business improvement district charges, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the “Current Tax Year”), or the most recent available tax bill if the tax bill for the Current Tax Year is not then available, and in any case, calculated taking into account the maximum allowable discount.

5.4.2          the fixed rent payable by tenants under the Leases and Slip Leases; provided, however, that rent and all other sums which are due and payable to Owners by any tenants but uncollected as of the Closing (collectively, the “Delinquent Amounts”) shall not be adjusted. If fixed rent in respect of the month in which Closing occurs (the “Current Month”) is unpaid by any tenant, or any fixed rent is past due by any tenant for periods prior to the Current Month, Sellers and Purchaser agree that the first moneys received after the Closing Date by Sellers or Purchaser, as the case may be, from such tenant shall be received and held by Purchaser or Sellers, as applicable, in trust, and shall be promptly disbursed as follows: (i) first, to Sellers and Purchaser, in an amount equal to all fixed rent owing by such tenant to Sellers and Purchaser in respect of the Current Month on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Sellers) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser); (ii) second, to Purchaser, in an amount equal to all other fixed rent then due and owing by such tenant in respect of all periods after the Current Month; (iii) third, to Sellers, in an amount equal to all other fixed rent then due and owing by such tenant to Sellers in respect of all periods prior to the Current Month; and (iv) the balance, if any, to Purchaser. At Closing, Sellers shall deliver to Purchaser a schedule of all such Delinquent Amounts. In the event any Delinquent Amount is inadvertently omitted from such schedule, Sellers shall

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not be deemed to have waived its rights to such Delinquent Amount. Purchaser shall cause Owners to include any and all Delinquent Amounts in the first bills submitted to the tenants in question after the Closing and shall continue to do so for three (3) months thereafter, provided that Purchaser shall not be obligated to take any other action to collect any Delinquent Amounts. Sellers shall not have the right to commence any legal action to collect any Delinquent Amounts following the Closing Date from any tenant in possession. Purchaser shall cause Owners to promptly remit to Sellers any Delinquent Amounts, net of costs of collection, in accordance with this Section;

5.4.3          promptly after Closing, Sellers shall transfer control of the Marina Revenue and the Security Deposit account(s) to Purchaser or its designee, which funds shall be the sole property of Purchaser.

5.4.4          if applicable, water, electric, telephone and all other utility and fuel charges (other than such charges the payment of which are the direct obligations of tenants under their respective Leases or Slip Leases or otherwise), fuel on hand (at cost plus sales tax); provided, however, that any deposits with utility companies shall remain the property of Owners and Sellers shall receive a credit in the amount of any such deposit (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

5.4.5          operating expenses for the Property, including amounts due and payable by Owners under the Assumed Contracts, but excluding initial inducement (or “up front”) payments made to Owners by vendors, and any sums due by Owners to the association under the CC&Rs;

5.4.6          Sellers shall not be required to assign any policies of insurance in respect of the Property to Purchaser or maintain any policies of insurance in the Owners’ names beyond Closing. Purchaser shall be responsible for obtaining its own insurance as of the Closing Date, and no adjustment shall be made for any insurance premiums.

5.4.7          assignable license and permit fees, if any;

5.4.8          other similar items of income and expense in connection with the operation of the Property; and

5.4.9          at least three (3) business days’ prior to the Closing Date, Sellers shall endeavor to deliver to Purchaser (a) an estimated proforma balance sheet of each Owner dated as of the Closing Date (collectively, the “Proforma Balance Sheet”), (b) Sellers’ good faith estimate of the net amount of unapplied security deposits in each Owner’s operating account (and, at Sellers’ sole discretion, any other cash retained in an Owner’s operating account as of Closing), accounts receivable and accounts payable with respect to such Owner and the portion of the Property owned by it as of the Closing Date (such net amount, the “Estimated Adjustment Amount”), which Estimated Adjustment Amount shall be consistent with (and not duplicative of) the income and expenses to be prorated at Closing under this Section 5.4, and (c) reasonably detailed documentation in form and substance reasonably acceptable to Purchaser supporting the Proforma Balance Sheet and the Estimated Adjustment Amount. Notwithstanding the foregoing, Sellers’ failure to deliver the Pro Forma Balance Sheet and/or the Estimated Adjustment Amount prior to the Closing Date shall not delay or otherwise affect the Closing. In such event (i) the Estimated Adjustment Amount shall be prepared, and adjustments shall be made, based on the balance sheet contained in the most recent Financial Statements (as defined in Section 11.1.11), and (ii) the Pro Forma Balance Sheet, the Estimated Adjustment Amount and the adjustment contemplated by this Section 5.4 shall be prepared and finalized following the Closing in accordance with the procedures set forth below. If the Estimated Adjustment Amount, is delivered prior to Closing, whether based on the Pro Forma Balance

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Sheet, or most recent balance sheet as provided herein, then at Closing, the Purchase Price shall be increased or decreased (as applicable) by an amount equal to the Estimated Adjustment Amount. If the Estimated Adjustment Amount based on the Pro Forma Balance Sheet is not delivered prior to Closing, a final adjustment shall be determined and paid post-Closing as provided herein. Within thirty (30) days following the Closing Date, Purchaser shall prepare and deliver to Sellers a statement reflecting Purchaser’s calculation of the final amount of the adjustments to be made under this Section 5.4 (such amount, the “Final Adjustment Amount”), together with reasonable supporting documentation therefor. Sellers shall have ten (10) business days after receipt of the Final Adjustment Amount to review the same and to notify Purchaser in writing of any objections thereto (a “Seller Objection Notice”), which notice shall describe Sellers’ objections in reasonable detail. If Sellers do not timely deliver a Seller Objection Notice, the Final Adjustment Amount shall be deemed accepted by Sellers and shall be final and binding on the parties. If Sellers timely deliver a Seller Objection Notice, Purchaser and Sellers shall use good-faith efforts to resolve such objections within ten (10) business days following Purchaser’s receipt thereof. If the parties are unable to resolve all such objections within such period, then any unresolved matters shall be submitted to an independent nationally recognized accounting firm mutually agreed upon by Sellers and Purchaser (the “Independent Accountant”), which shall act as an expert and not as an arbitrator and whose determination shall be final and binding on the parties. The Independent Accountant shall be instructed to resolve only those items specifically in dispute and strictly within the range of the positions asserted by Sellers and Purchaser. The fees and expenses of the Independent Accountant shall be borne equally by Sellers and Purchaser, unless the Independent Accountant determines that one Party’s position was not taken in good faith, in which case such Party shall bear all such fees and expenses. The “True-Up Amount” shall mean (x) the Estimated Adjustment Amount (if any) minus (y) the Final Adjustment Amount. If the True-Up Amount is a positive number, then Sellers shall pay Purchaser an amount equal to the True-Up Amount within five (5) business days after the Final Adjustment Amount becomes final and binding. If the True-Up Amount is a negative number, then Purchaser shall pay Sellers an amount equal to the absolute value of the True-Up Amount within five (5) business days after the Final Adjustment Amount becomes final and binding. Notwithstanding anything to the contrary herein, (i) Purchaser shall not be entitled to include in the Final Adjustment Amount any items expressly prorated under Section 5.4 or any items that would result in a duplication of income, expenses or liabilities, (ii) no adjustment shall be made for any cash, accounts or liabilities other than those specifically contemplated by this Section 5.4, and (iii) the adjustment mechanism set forth herein is intended solely to true-up working capital-type items and shall not result in a windfall to Purchaser.

Not later than the date that is ninety (90) days after the Closing Date, Sellers and Purchaser shall re-prorate the adjustments and prorations provided for herein, other than the proration for the real estate taxes and assessments, respecting any items that were not capable of being determined as of the Closing Date or that previously were wrongfully determined and need to be corrected and the manner in which such items shall be determined and paid. The net amount due Sellers or Purchaser, if any, by reason of adjustments to the Closing Statement shall be paid in cash by the Party obligated therefor within five (5) business days following the final agreed re-proration by Sellers and Purchaser. The re-prorations agreed to by Sellers and Purchaser not later than ninety (90) days after the Closing Date shall be conclusive and binding on the Parties hereto. Prior to and following the Closing Date, each Party shall provide the other with such information as the other shall reasonably request in order to make the preliminary and final adjustments and prorations provided for herein. Notwithstanding anything herein to the contrary, when the actual amount of taxes for the 2026 year is finally ascertained, any further adjustment will be promptly made between the Parties in cash. The obligations of Purchaser and Sellers under this Section 5.4 shall survive the Closing.

5.5               Transaction Costs. At Closing, Sellers shall pay (a) one-half (1/2) of Escrow Agent’s fees and costs, (b) fees and disbursements of Sellers’ attorneys, (c) costs of releasing any Must

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Cure Items; and (d) one-half (1/2) of all documentary stamps and/or similar transfer taxes imposed by the State of Florida in connection with the Dog Park Deed, the Sliver Parcel Deed, and the Marina and Community Center Deed. At Closing, Purchaser shall pay the (i) costs related to the Survey and Purchaser’s due diligence; (ii) one-half (1/2) of Escrow Agent’s fees and costs and all of Shares Escrow Agent’s fees and charges; (iii) all charges and costs for any the Title Commitment and Title Policy, lender policy and any endorsements requested by Purchaser (other than those which are Sellers’ responsibility hereunder); (iv) fees and disbursements of Purchaser’s attorneys; (v) the recording cost of the Marina and Community Center Deed, the Dog Park Deed, the Sliver Parcel Deed and the Skywalk Easement; (vi) one-half (1/2) of all documentary stamps and/or similar transfer taxes imposed by the State of Florida in connection with the Dog Park Deed, the Sliver Parcel Deed, and the Marina and Community Center Deed; and (vii) interest charges accruing under the Owners’ existing loan encumbering the Property from and after July 25, 2026 through the Closing. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the County in which the Property is located to the extent mutually acceptable to Purchaser and Sellers. The obligations of Purchaser and Sellers under this Section 5.5 shall survive the Closing.

5.6               Notice of Transfer. Upon Closing, Purchaser, at its sole cost and expense, shall deliver to the Broward County Florida County Property Appraiser, a Department of Revenue Form DR-430 notice of the change of ownership and control in the Property in accordance with Florida Statutes §193.1556. Purchaser shall indemnify, defend and hold Sellers, Owner and Sellers’ Affiliates harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s failure to comply with the terms of this Section 5.6. The obligations of Purchaser under Section 5.6 of this Agreement shall survive the Closing.

5.7               Delisting. Sellers acknowledge that, as of September 10, 2026, Issuer is listed and approved by the Commission for trading on the Nasdaq stock market (“Nasdaq”). Purchaser acknowledges that as material inducement for Sellers to enter into this Agreement, Sellers relied on the Issuer becoming listed and approved for trading on the Nasdaq. In the event the Issuer is delisted from the Nasdaq (“Delisting”), Issuer shall have one hundred twenty (120) days from the date of such Delisting to become relisted on the Nasdaq (the “Relisting Cure Period”). If Issuer fails to become relisted within the Relisting Cure Period, the Issuer shall pay to Sellers, within ten (10) days after the expiration of the Relisting Cure Period, and on each of the first five (5) yearly anniversaries of such Delisting, if the Delisting remains by each such date, the amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00) per each such payment date (up to a total, cumulative amount of Thirty-Three Million Dollars ($33,000,000.00)) as liquidated damages (the “Liquidated Damages”). Sellers shall have the sole and absolute discretion to direct the Issuer in writing to satisfy the Liquidated Damages obligation (and each component thereof) by: (i) paying Sellers the full amount in cash or (ii) issuing to Sellers additional Common Shares of Issuer equal in value to the Liquidated Damages amount (calculated at $3.00 per share) (“Additional Shares”) or (iii) by satisfying the Liquidated Damages obligation (any component thereof) partially by payment in cash and partially by issuance of Additional Shares. If Sellers elect to direct Issuer to issue Additional Shares in satisfaction of the Liquidated Damages, such Additional Shares shall be duly authorized, validly issued, fully paid, and non-assessable and shall constitute Registrable Securities entitled to registration rights. The Parties agree that the Liquidated Damages amount is a reasonable pre-estimate of Sellers’ potential damages and does not constitute a penalty. The Parties acknowledge and agree that the Sellers’ harm caused by a Delisting as provided herein would be impossible or very difficult to accurately estimate as of the Effective Date, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from such a breach. Subject to Sellers’ rights that survive Closing, payment (or issuance, as directed by Sellers hereunder) of the Liquidated Damages (and the recovery of any attorneys’ fees and expenses in

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accordance with Section 15.15) shall be Sellers’ sole and exclusive remedy for Issuer’s Delisting. Except as expressly provided in any provision hereof that survives Closing, in no event shall the Delisting result in

(i) any reversion of the Property to Sellers, (ii) forfeiture of any deposits, payments, or other amounts previously paid or advanced by Purchaser, or (iii) any other damages, termination rights, or remedies whatsoever. Guarantor shall guarantee Issuer’s obligations with respect to the payment of any Liquidated Damages due hereunder pursuant to the Stewards Joinder. Notwithstanding the foregoing, this Section shall survive the Closing.

5.8               Asset Allocation. Purchaser and Sellers agree to allocate the Purchase Price (together with any assumed liabilities) for the Property, as set forth in Exhibit D hereof (the “Asset Allocation”). Part I of the Asset Allocation shall be completed in the manner required by Section 1060 of the Code. Purchaser and Sellers further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 based on the Asset Allocation. Part II of the Asset Allocation allocates the portion of the Purchase Price allocated to Real Property (the “Real Property Value”). The Real Property Value shall be allocated among the Parcels comprising the Real Property and the Improvements thereon, as set forth in the Asset Allocation. Purchaser and Sellers hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

5.9               Unpaid Obligations.

(a)                Notwithstanding anything to the contrary herein or in the Agreement, if any portion of the following (individually and/or collectively as context may require, the “Unpaid Obligation”): (i) the Required Redemption, including all Required Redemption Late Payment Damages; (ii) the Liquidated Damages; or (iii) the Extension Fee (as hereinafter defined), have not been fully paid within one (1) year after the Closing Date, then the amount of such Unpaid Obligation shall be subject to the remedies set forth in this Section. Sellers shall have the right, in their sole and absolute discretion, to either: (a) direct a forced sale of the Property, in which event Sellers shall be entitled to cause the Property to be sold, on such market terms and conditions as Sellers may reasonably determine, and to apply the net proceeds of such sale to the payment of the Unpaid Obligation (a “Forced Sale”), or (b) to extend the time for payment of all or any portion of the Unpaid Obligation on a month-to-month basis in consideration of an extension fee equal to two percent (2%) of the then-outstanding Unpaid Obligation per month (the “Extension Fee”). Sellers may make or change such election on a monthly basis for so long as any Unpaid Obligation remain outstanding, in each case in Sellers’ sole and absolute discretion. In furtherance of any Forced Sale directed by Sellers under clause (a) above, Purchaser shall fully cooperate with Sellers and take all actions reasonably requested by Sellers to consummate such Forced Sale, including, without limitation, promptly executing and delivering all deeds, assignments, listing agreements, purchase and sale agreements, closing documents, and other instruments; providing access to the Property for inspections, appraisals, and showings; furnishing all books, records, and information relating to the Property; and refraining from taking any action that would delay, impair, or interfere with such Forced Sale. In connection therewith, Purchaser hereby irrevocably constitutes and appoints Sellers as Purchaser's attorney-in-fact, coupled with an interest, with full power of substitution, to execute, acknowledge, and deliver any and all such instruments and to take any and all such actions in Purchaser’s name and on Purchaser’s behalf if Purchaser fails to do so within five (5) business days after Sellers’ written request. All costs and expenses incurred by Sellers in connection with a Forced Sale, including reasonable attorneys’ fees, brokerage commissions, and closing costs, shall be paid out of the proceeds of the Forced Sale. Any Extension Fee shall be due and payable in advance on the first calendar day of each month, shall be in addition to, and shall not reduce or be credited against, any Unpaid Obligation or any other amount due to Sellers.

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(b)                From and after Closing, if any portion of the Unpaid Obligation remains outstanding, if Sellers elect a Forced Sale or if Purchaser sells, transfers, refinances, or otherwise disposes of the Property or any portion thereof, then the Unpaid Obligation shall be paid to Sellers out of the proceeds of any such Forced Sale, sale, transfer, refinancing, or other monetization proceeds before any distribution, dividend, return of capital, or other payment is made to Purchaser, Issuer, any of their respective Affiliates, or any direct or indirect equity holder of any of the foregoing. Not less than ten (10) business days prior to consummating any such transaction, Purchaser shall deliver written notice thereof to Sellers, together with reasonable detail as to the anticipated proceeds and closing date. Sellers shall have a second-position payment right in and to such proceeds until all such cash proceeds payable to Sellers under this Agreement have been paid in full, subject only to the LoanCore Loan. Except for the LoanCore Loan, Purchaser shall not create, incur, assume, permit, or suffer to exist any additional indebtedness, monetary lien, security interest, pledge, or other claim against the Property or such proceeds that is senior to Sellers' payment right under this Section without the prior written consent of Sellers. To secure the payment and performance of the Unpaid Obligation, Sellers shall have the right, for so long as any portion of the Unpaid Obligation remains outstanding, to unilaterally record a vendee's lien against the Property in the land records of Broward County, Florida, without the execution, joinder, or acknowledgment of Purchaser. Purchaser and Issuer shall not, and shall cause their respective Affiliates not to, make or permit any distribution or payment in violation of this Section. As a material inducement to Sellers entering into this Agreement, Glen Steward and Shaun Quin (each, a “Personal Guarantor” and, collectively, the “Personal Guarantors”) hereby jointly and severally, and absolutely, unconditionally, and irrevocably, guaranty to Sellers the full and prompt payment of the Required Redemption Late Payment Damages and compliance with the payment-priority, second-position payment right, and distribution covenants set forth in this Section 5.9(b). The obligations of the Personal Guarantors under this guaranty, and the covenants of Purchaser and Issuer under this Section, shall survive the Closing and shall remain in full force and effect until the Unpaid Obligation has been paid and performed in full. This Section shall be binding upon each Personal Guarantor and its heirs, executors, administrators, successors, and assigns, and shall inure to the benefit of Sellers and their successors and assigns.

(c)                The parties acknowledge that a breach of the covenants set forth in this Section would cause Sellers irreparable harm for which monetary damages would be an inadequate remedy, and accordingly Sellers shall be entitled to seek specific performance and injunctive relief to enforce this Section, without the necessity of posting any bond or other security, in addition to all other remedies available at law or in equity. This Section shall survive the Closing.

6.                   CASUALTY AND CONDEMNATION.

6.1               Notice by Sellers. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever or any Seller receives written notice of condemnation or sale in lieu of condemnation of any portion of the Property, Sellers shall promptly give Purchaser written notice of such damage or condemnation.

6.2               Minor Loss. If a casualty or condemnation does not result in a Major Loss (hereafter defined), Sellers shall have no obligation to repair any damage caused by such casualty or condemnation and Purchaser shall be bound to purchase the Property and Sellers will either (a) if all insurance or condemnation proceeds have been received by Closing, credit to Purchaser at Closing an amount equal to the amount of casualty insurance proceeds (net any sums used by Sellers for the protection of or emergency repairs to the Property) and condemnation proceeds (net any expenses actually incurred by Sellers, including attorney’s fees of collecting the same) collected by such Sellers as a result of such damage or destruction or condemnation, or (b) if any portion of the insurance proceeds or condemnation

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proceeds have not been received by Closing, credit to Purchaser at Closing an amount equal to the amount of casualty insurance proceeds (net any sums used by Sellers for the protection of or emergency repairs to the Property) and condemnation proceeds (net any expenses actually incurred by such Sellers, including attorney’s fees of collecting the same) collected by such Sellers prior to Closing as a result of such damage or destruction or condemnation, and give Purchaser an assignment of Sellers’ rights to receive insurance or condemnation proceeds that have not been collected before the Closing. The proceeds of any rent insurance paid in respect of any casualty will be apportioned between Sellers and Purchaser as if the same were rent, as and when received. If the damage or destruction arises out of an uninsured risk, Sellers shall either repair the casualty or provide Purchaser with a credit to the Purchase Price for the cost to repair the same; provided, that, if the cost to repair such casualty exceeds $250,000.00, Sellers may elect not to do either of the foregoing (i.e., repair or provide a credit), in which case Purchaser, upon written notice to Sellers, may terminate this Agreement and the Deposit will be repaid to Purchaser in accordance with Section 2.2.1.

6.3               Major Loss. If (a) the Property or any portion thereof is taken or threatened to be taken by condemnation, or (b) the Property is destroyed or damaged by fire or other casualty and the estimated cost to repair such damage or destruction exceeds $1,000,000.00 (each of the events described in clauses (a) and (b) above, a “Major Loss”), then Purchaser shall have the right to terminate this Agreement upon written notice to Sellers delivered within ten (10) days after Sellers’ notice of damage or condemnation to Purchaser (but in no event later than the Closing). If Purchaser elects to terminate this Agreement, the Deposit will be repaid to Purchaser in accordance with Section 2.2.1, and neither Party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Sellers of Purchaser’s election to terminate this Agreement within such ten (10) day period (or such shorter period so as to permit Closing to occur not later than the Closing Date, time being strictly of the essence), then Purchaser shall be deemed to have elected to proceed to Closing in accordance with Section 6.2 above.

Notwithstanding the foregoing, the Parties acknowledge that an insurance claim is pending in the name of Owners for damage occurring to the Property prior to the Effective Date. This provision shall survive the Closing.

7.                   BROKERAGE. Purchaser, Issuer and Sellers each represent and warrant to the other that no brokers have been engaged or consulted by or on behalf of the warranting Party or any Affiliate of such Party or are in any way entitled to compensation as a consequence of the sale of the Membership Interests to Purchaser. Purchaser and Issuer agree to indemnify and hold harmless the Sellers from and against any and all Claims and expenses for any brokerage or agent commission or fee arising out of this transaction by any broker or agent with whom Purchaser has dealt. Each Seller agrees to indemnify and hold harmless the Purchaser and Issuer from and against any and all Claims and expenses for any brokerage or agent commission or fee arising out of this transaction by any broker or agent with whom such Seller has dealt. Each Party shall have the right, however, to participate in the defense of any action brought by such agent or broker. Notwithstanding the foregoing or anything to the contrary herein, Purchaser shall pay a commission to BayBridge Real Estate Capital in connection with the closing of the LoanCore Loan in accordance with a separate written agreement. The provisions of this Section 7 shall survive the Closing.

8.                   DEFAULT AND REMEDIES.

8.1               Purchaser’s Remedies. Subject to Section 8.3 below, in the event that one (1) or more of the Sellers or Owners are in material breach of any of the terms, covenants, conditions, warranties, representations or obligations hereunder applicable to it, and the same prevents the Closing hereunder, then Purchaser may, at its option and as its sole and exclusive remedy (and the recovery of any attorneys’ fees

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and expenses in accordance with Section 15.15), either (a) terminate this Agreement, in which event the Deposit will be repaid to Purchaser in accordance with Section 2.2.1, and Sellers shall reimburse Purchaser for the actual out-of-pocket third-party costs incurred by Purchaser in connection with this Agreement and its review of the Property and the Membership Interests in an amount not to exceed $100,000.00 (“Pursuit Costs”), (b) waive the default and proceed to Closing without any reduction in the Purchase Price, or (c) pursue an action for specific performance of this Agreement; provided, if specific performance is unavailable to Purchaser because Sellers have voluntarily conveyed the Property or any portion thereof to one or more third parties in violation of the terms of this Agreement, Sellers shall be liable to Purchaser for damages equal to the difference between the Purchase Price hereunder and the price at which Sellers sold the Property or portion thereof to the third party(ies), in addition to the Purchaser’s Pursuit Costs and repayment of the Deposit in accordance with Section 2.2.1 as outlined in clause (a) of this Section 8.1. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such action for specific performance within forty-five (45) days after the date scheduled for Closing. Purchaser agrees that its failure to timely commence such an action for specific performance within such forty-five (45) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens against the Property. Notwithstanding the foregoing, nothing in this Section 8.1 shall limit any indemnification or other obligations of Sellers under this Agreement from and after the Closing.

8.2               Sellers’ Remedies. Subject to Section 8.3 below, in the event that Purchaser is in material breach of any of its terms, covenants, conditions, warranties, representations or obligations hereunder, and the same prevents the Closing hereunder, then at the option of Sellers, and as Seller’s sole and exclusive remedy (and the recovery of any attorneys’ fees and expenses in accordance with Section 15.15), the Stewards Loans shall be deemed satisfied and paid in full without recourse to Sellers or any of their Affiliates in accordance with Section 2.2.1, such sum being agreed upon as liquidated damages for such breach or failure of performance by Purchaser and because of the difficulty, inconvenience and uncertainty of ascertaining actual damages, and the Parties shall thereupon be relieved and released from all other and further obligations under this Agreement except for the obligations which expressly survive this Agreement. Notwithstanding the foregoing, nothing in this Section 8.2 shall limit any indemnification or other obligations of Purchaser or Issuer under this Agreement from and after the Closing.

8.3               Notice and Cure. Except for Sellers’ or Purchaser’s failure to close on the scheduled Closing Date, neither Sellers nor Purchaser shall be deemed in default under this Agreement unless such Party is given written notice of its failure to comply with this Agreement and such failure continues for a period of three (3) business days following the date such notice is given; provided, however, that the notice and cure period set forth in this Section 8.3 shall not under any circumstances be deemed to extend the Review Period hereunder.

9.                   DUE DILIGENCE.

9.1               Review Period.

9.1.1          Prior to the Effective Date, Sellers have made available to Purchaser and Purchaser’s employees, agents, officers, prospective lenders and investors, directors, attorneys, consultants, contractors, architects and other Representatives (collectively, the “Purchaser’s Representatives”) certain materials which pertain to the Owners, the Property and other current assets and current liabilities of the Owners, including, without limitation, drawings, plans, appraisals, existing leases, surveys, zoning reports, environmental site assessments, rent rolls, restrictive covenants, title commitments and title policies, active

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permits, certificates of occupancy, the Financial Statements and available tax returns for fiscal years 2024 and 2025, and Sellers will make available to Purchaser such other documents, instruments and information related to the Property or the ownership or operation thereof as reasonably requested by Purchaser, to the extent in Sellers’ or Owners’ possession or control (such documents made available to Purchaser, the “Due Diligence Materials”). Purchaser shall keep such Due Diligence Materials confidential, subject to Purchaser’s right to disseminate Due Diligence Materials to or among Purchaser’s Representatives, in each case on a need-to-know basis. The aforementioned shall not preclude the disclosure to potential investors of the proposed purchase price, the net operating income of the Property and the approximate rate of return on the investment. Sellers make no representation or warranty as to the truth or accuracy of the Due Diligence Materials provided to Purchaser, except as otherwise expressly provided in this Agreement or the documents to be delivered by Sellers at Closing.

9.1.2          Purchaser and Purchaser’s Representatives shall have the right to enter upon the Property at any reasonable time during normal business hours during the term of this Agreement upon 24 hours’ prior notice to Sellers (which shall be delivered to Bernard Hsiao via electronic mail at bh@invesca.com) for the limited purpose of performing investigations, inspections, tests, studies, and surveys (collectively, “Inspections”). In conducting any Inspections of the Property, Purchaser shall at all times comply with all applicable laws and regulations of all applicable governmental authorities with respect to such Inspections, and neither Purchaser nor any of Purchaser’s Representatives shall interview any tenants (including, without limitation, telephone conversations or electronic mail messages) at, or contractors providing services to, the Property, unless in each case Purchaser obtains the prior written consent of Sellers (which may be given via electronic mail), which consent shall not be unreasonably withheld, it being agreed that all requests for such contacts or discussions shall be directed to Bernard Hsiao via electronic mail (at bh@invesca.com). In conducting any Inspections or otherwise accessing the Property, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants of the Property (and any persons claiming by, under or through such tenants), and Purchaser shall use commercially reasonable efforts to ensure that neither it nor any of Purchaser’s Representatives shall materially adversely interfere, subject to the rights granted to Purchaser herein, with the business of Sellers conducted at the Property or unreasonably disturb the use or occupancy of any tenant or occupant of the Property. Sellers may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing, and Purchaser shall comply with all of Sellers’ reasonable requirements regarding entry upon the Property of which Purchaser has received prior written notice. Sellers shall be entitled to have a representative present at all times during each such Inspection or other access; provided, however, if Sellers fail to make a representative present for a scheduled Inspection or access, Purchaser and Purchaser’s Representatives shall have the right to proceed with such Inspection or access without Sellers’ representative present. Purchaser shall, at its own expense, repair or restore any damage to the Property caused by the Inspections to substantially the condition existing prior to Purchaser’s or Purchaser’s Representatives entry. Neither Purchaser nor any Purchaser’s Representative shall intentionally damage any part of the Property.

9.1.3          All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such Inspections and its other access shall be at the sole expense of Purchaser. Except as expressly permitted herein, Purchaser shall keep all information obtained during its inspections and access to the Property confidential. If the Closing shall not occur for any reason whatsoever, Purchaser shall: (A) if requested by Sellers, and upon receipt of the reimbursement of the costs therefor, deliver to Sellers without representation or warranty of any kind, express or implied, copies of all tests, reports and inspections of the Property, made and conducted by Purchaser or Purchaser’s Representatives, or for Purchaser’s benefit, that are in the possession or control of Purchaser or Purchaser’s Representatives within a reasonable period of time (not to exceed ten (10) days)

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after receipt of Sellers’ request and reimbursement by Sellers; (B) promptly return to Sellers all original Due Diligence Materials delivered by Sellers to Purchaser; and (C) promptly destroy all copies and abstracts of the materials referenced in (A) and (B) above. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Property or drilling in or on the Property, or any other invasive, intrusive or destructive testing in connection with the preparation of an environmental audit or in connection with any other Inspections of the Property without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed (and, if such consent is given, Purchaser shall be obligated to repair or restore any damage to the Property as aforesaid). This Section 9.1.3 shall survive the Closing or any termination of this Agreement.

9.1.4          Purchaser acknowledges that its period to inspect the Property (“Review Period”) has expired as of the Effective Date, and that Purchaser has completed its Inspections of the Property to its satisfaction. Subject to the terms of this Agreement, Purchaser hereby accepts the Property in its "AS IS" condition and shall have no right to terminate this Agreement based on the results of any Inspections of the Property.

9.1.5          Concurrently with the execution of this Agreement and during the term of this Agreement, Purchaser shall cause any and all parties that access the Property pursuant to the rights granted herein to maintain, at its expense, (i) workers’ compensation insurance in accordance with applicable law, and (ii) commercial general liability (“CGL”) insurance, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another “occurrence” form providing equivalent coverage, including contractual liability and personal injury liability coverage, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate. Sellers, and its property manager (ZRS MANAGEMENT, LLC), shall be covered as additional insureds on the CGL insurance policies with respect to liability arising out of the named insured’s acts or omissions relating to the Property. Prior to making any entry upon the Property, Purchaser shall furnish to Sellers a certificate of insurance evidencing the foregoing coverages, which certificate of insurance shall be in form and substance reasonably satisfactory to Sellers. Additionally, Purchaser agrees that it shall not directly access the Property pursuant to the rights granted herein unless and until Purchaser provides Sellers with proof that Purchaser has the insurance required herein.

9.1.6          Purchaser shall pay for all Inspections performed on the Property by or on behalf of Purchaser and shall not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer. Purchaser hereby expressly agrees to indemnify and hold Sellers harmless against any Claim, including without limitation damage or injury to either persons or property (collectively, “Losses”), arising out of Purchaser’s or its agent’s or representative’s actions under this paragraph, other than any Losses incurred solely as the result of (a) the mere discovery of existing conditions so long as not exacerbated by Purchaser, or (b) the gross negligence or willful misconduct of Sellers or their respective agents or representatives. This Section 9.1.6 shall survive the Closing or any termination of this Agreement.

9.2               Service Contracts. On or prior to the last day of the Review Period, Purchaser shall advise Sellers in writing of which Contracts Purchaser will assume and which Contracts Purchaser requests that Sellers deliver written termination at or prior to Closing, provided, however, if under any of the Service Contracts for which Purchaser requests Sellers deliver written termination the applicable Seller has no right to terminate same on or prior to Closing with the delivery of notice, or if a termination fee or charge is due thereunder as a result of such termination, Purchaser shall either (i) assume at Closing all obligations thereunder from the Closing until the expiration dates of such Contract; or (ii) reimburse such Seller for the

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payment of the termination related fee or charge, as applicable, at Closing. If Purchaser fails to timely notify Sellers with respect to a specific Contract, Purchaser will be deemed to have elected to assume such Contract and to have waived its right to require the applicable Seller to give a termination notice with respect to such Contract at Closing. Purchaser must assume the obligations arising from and after the Closing Date under those Contracts (1) that Purchaser has agreed to assume or deemed to have elected to assume, or that Purchaser is obligated to assume pursuant to this Section 9.2, and (2) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing (collectively, the “Assumed Service Contracts”). Sellers shall deliver written notices of termination to the service providers under the Contracts Purchaser has requested to terminate promptly after the expiration of the Review Period.

10.               RESERVED.

11.               REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

11.1           Representations and Warranties by Sellers and Owners. Each Seller and Owner (unless a particular Seller or Owner is expressly indicated below, in which event, the representation or warranty shall be deemed to be made only by the Seller and/or Owner indicated) separately (and not jointly and severally) makes the following representations and warranties to Purchaser and the Issuer, which representations and warranties shall be true and correct as of the Effective Date (unless another date is specified below) and shall be deemed to be made by each such Seller and Owner only with respect to itself, the applicable Membership Interests owned by such Seller, and the applicable portion of the Property owned directly or indirectly by such Seller or Owner, as applicable:

11.1.1      Envy Propco is a limited liability company validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Florida.

11.1.2      Myelin Propco is a limited liability company validly existing and in active status under the laws of the State of Florida.

11.1.3      Envy Seller has delivered to Purchaser true and complete copies of the certificate of formation and limited liability company agreement of the Envy Propco (that certain Limited Liability Company Agreement of Envy Propco dated as of December 10, 2021; the “Envy Propco LLC Agreement”), and all amendments thereto, and such certificate of formation and limited liability company agreement (as the same have been amended, if applicable) remain in full force and effect.

11.1.4      (i) Myelin Group Owners have delivered to Purchaser true and complete copies of the articles of organization and operating agreement of the Myelin Seller, and all amendments thereto, and such articles of organization and operating agreement (as the same have been amended, if applicable) remain in full force and effect; and (ii) as of the Closing Date only, Myelin Seller has delivered to Purchaser true and complete copies of the articles of organization and operating agreement of the Myelin Propco (the “Myelin Propco Operating Agreement”), and all amendments thereto, and such articles of organization and operating agreement (as the same have been amended, if applicable) remain in full force and effect.

11.1.5      Each Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents (as applicable) and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement. The execution and

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delivery of this Agreement by such Seller and such Seller’s consummation of the transactions contemplated hereby does not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of such Seller (as applicable) or the applicable Owner; (b) conflict with or result in a violation or breach of any provision of any federal, state or other law or regulation applicable to such Seller or the applicable Owner; or (c) require the consent, notice or other action (other than consent, notices or other actions that have been obtained or will be obtained at or before the Closing) by any individual, corporation, limited partnership, general partnership, joint venture, limited liability company, trust, estate, unincorporated organization, association or other entity (each, a “Person”) under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contracts or agreements to which such Seller or the applicable Owner is a party or by which such Seller or the applicable Owner is bound or to which any of their respective properties and assets are subject.

11.1.6      This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by such Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally). The person(s) signing this Agreement on behalf of such Seller is authorized to do so.

11.1.7      To Sellers’ knowledge, no law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon such Seller or the applicable Owner prohibits the execution, delivery or performance of this Agreement by such Seller or the consummation of the transactions contemplated hereby, or requires such Seller or the applicable Owner to obtain any consent, authorization, approval or registration which such Seller or the applicable Owner have not obtained.

11.1.8      The Envy Membership Interest is the sole outstanding limited liability company interest of Envy Propco. Envy Seller is the sole legal and beneficial owner of the Envy Membership Interest, and it owns such interest free and clear of all Claims and Encumbrances and has not sold, pledged, hypothecated or otherwise encumbered all or any portion of the Envy Membership Interest, and no other Person has any right, title or interest in and to the Envy Membership Interest. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Envy Membership Interest or any other equity interests in Envy Propco, other than the Envy Propco LLC Agreement, or obligating Envy Seller to sell the Envy Membership Interest, or obligating Envy Propco to issue any other interest in Envy Propco. Other than the organizational documents of Envy Propco, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Envy Membership Interest.

11.1.9      From and after the effective date of the Myelin Restructuring:

(a)                the Myelin Membership Interest is the sole outstanding membership interest of Myelin Propco;

(b)                Myelin Seller is the sole legal and beneficial owner of the Myelin Membership Interest, and it owns such interest free and clear of all Claims and Encumbrances and has not sold, pledged, hypothecated or otherwise encumbered all or any portion of the

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Myelin Membership Interest, and no other Person has any right, title or interest in and to the Myelin Membership Interest;

(c)                there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Myelin Membership Interest or any other equity interests in Myelin Propco, other than the Myelin Propco Operating Agreement, or obligating Myelin Seller to sell the Myelin Membership Interest, or obligating Myelin Propco to issue any other interest in Myelin Propco;

(d)                other than the organizational documents of Myelin Propco, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Myelin Membership Interest.

11.1.10  None of the Membership Interests are evidenced by or represented by a certificate or certificates, and no certificates have ever been issued with respect to any of the Membership Interests. Other than this Agreement, such Seller has not entered into any agreement to sell or otherwise encumber or dispose of any or all of the Membership Interests. Such Seller has the full right, power and authority to sell, assign, transfer and deliver the applicable Membership Interests to Purchaser pursuant to this Agreement.

11.1.11  Exhibit J sets forth (i) reserved, (ii) unaudited statements of revenues and expenses of the Owners for calendar year 2026 through the most recently ended calendar month, (iii) unaudited balance sheets of Owners for calendar years 2024, 2025 and 2026 through the most recently ended calendar month of 2026 (collectively, the “Financial Statements”). The Financial Statements fairly represent in all material respects the financial condition of the applicable Owner as of the respective dates they were prepared and the results of the operations for the periods indicated, provided that the 2026 Financial Statements will be subject to normal year-end and other adjustments. The Owners have no material liabilities other than as are disclosed on the Financial Statements for calendar year 2026 as of August 31, 2026 other than any liabilities adequately reflected or reserved against in the applicable Owner’s balance sheet as of the date of such report or incurred in the ordinary course of business since the date of such most recent report.

11.1.12  Except as disclosed to Purchaser, all material Tax Returns (hereafter defined) required to be filed by the Owners and the Sellers have been timely filed (or proper extensions thereof have been obtained and maintained). All such Tax Returns are true and correct in all material respects. No deficiencies for federal, state or other applicable Taxes (hereafter defined) have been claimed, assessed or, to Sellers’ knowledge, proposed against such Owners or Sellers by any governmental authority. All Taxes due and payable by such Owners and Sellers (whether or not shown or required to be shown on any Tax Return) have been paid, except for any Taxes the amount or validity of which is being contested in good faith. No Claim has ever been made by an authority in a jurisdiction where such Owner or Sellers do not file Tax Returns that such Owners or Sellers are or may be subject to taxation by that jurisdiction. There are no pending or, to each Seller’s knowledge, threatened, audits, investigations or Claims for or relating to any liability in respect of federal, state or other applicable taxes, and there are no matters under discussion with any governmental authorities with respect to Federal, state or other applicable Taxes that could result in an assessment of Federal, state or other applicable Taxes against the Owners or Sellers. No Owner or Seller has been notified in writing that any taxing authority intends to audit a Federal, state or

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other applicable tax return for any other period for such Owner or Seller. Each Owner and Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, in each case, in all material respects. There are no liens on any of such Owner’s or Seller’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than any statutory liens with respect to Taxes not yet due and payable. For purposes of this Agreement, (a) “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (b) “Tax Return” means any return, declaration, report, Claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

11.1.13  At all times since its formation, each of Envy Propco and Myelin Propco have been properly classified as an entity that is disregarded from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii), and applicable provisions of Florida income tax law.

11.1.14  Such Seller acknowledges that it and its legal, financial, tax and other advisors, if any, have been provided with a reasonable opportunity to make inquiries to the Purchaser and the Issuer, including with respect to their current financial condition and future prospects, and this Agreement and the transactions contemplated hereby, and that all information so requested has been fully and satisfactorily provided to such parties by the Purchaser and the Issuer. Such Seller has had the right to consult independent legal counsel of its own choosing and has had a reasonable amount of time to confer with such counsel. Such Seller acknowledges that it has relied solely upon the advice, if any, of such Seller’s legal counsel, financial advisors and/or accountants with respect to this Agreement to the extent it has deemed necessary, and has not been advised or directed by the Purchaser, the Issuer or any of their respective Representatives with respect to any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.

11.1.15  This Agreement is made with such Seller in reliance upon such Seller’s representations and warranties to the Purchaser and the Issuer, which by such Seller’s execution of this Agreement, such Seller hereby confirms, that the Rollover Shares and Escrowed Shares to be acquired by such Seller as contemplated herein will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Seller further represents that such Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person, with respect to any of the Rollover Shares or Escrowed Shares.

11.1.16  Such Seller understands that the Rollover Shares and Escrowed Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein. Such Seller is acquiring the Rollover Shares and Escrowed Shares for its own account for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or any other applicable securities laws. Such Seller is an “accredited investor” as defined in Rule 501(a)

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of Regulation D promulgated under the Securities Act. Such Seller understands that the Rollover Shares and Escrowed Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller must hold the Rollover Shares and Escrowed Shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller acknowledges that, except as expressly set forth in this Agreement (including the registration rights provided pursuant to the Registration Rights Agreement), the Issuer has no obligation to register or qualify the Rollover Shares or Escrowed Shares. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Rollover Shares and Escrowed Shares, and on requirements relating to the Issuer which are outside of such Seller’s control, and which the Issuer is under no obligation except as set forth herein and may not be able to satisfy. Such Seller acknowledges that because Issuer was previously a shell company as defined in Rule 12b-2 under the Exchange Act, Rule 144 under the Securities Act is not available for resales of the Rollover Shares or Escrowed Shares by any holder unless and until all of the conditions set forth in Rule 144(i)(2) are satisfied, including, without limitation: (i) Issuer has ceased to be a shell company; (ii) Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) Issuer has filed all Exchange Act reports required during the preceding twelve (12) months (or such shorter period as Issuer was required to file); and (iv) at least one (1) year has elapsed since Issuer filed current Form 10-type information with the Commission reflecting its status as an entity that is no longer a shell company (which, based on Issuer’s November 2025 Form S-1 filing, is expected to occur in November 2026 for affiliates, subject to satisfaction of all other conditions). Accordingly, registration pursuant to the Registration Rights Agreement is expected to be the primary means by which such Seller may achieve liquidity with respect to the Rollover Shares and Escrowed Shares. Such Seller has had the opportunity to ask questions of, and receive answers from, the Issuer or its representatives concerning the terms and conditions of the offering of the Rollover Shares and Escrowed Shares and the business and affairs of the Issuer, and to obtain any additional information which the Issuer possesses or can acquire without unreasonable effort or expense.

11.1.17  Such Seller understands that no public market now exists for Rollover Shares or Escrowed Shares, and that the Purchaser and the Issuer have made no assurances that a public market will ever exist for the Rollover Shares or Escrowed Shares.

11.1.18  Such Seller understands that the Rollover Shares including the Escrowed Shares, and any securities issued in respect of or exchanged for the Rollover Shares including the Escrowed Shares, may be notated with one or all of the following legends:

(a)                “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)                Any legend set forth in, or required by, the other agreements contemplated hereby.

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(c)                Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

11.1.19  Neither such Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement, in connection with an offer and sale of the Rollover Shares including the Escrowed Shares to be issued by Issuer hereunder.

11.1.20  The address of each office or offices in which such Seller and the applicable Owner have their principal place of business is set forth on Schedule 11.1.27.

11.1.21  Such Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

11.1.22  Neither such Seller nor the applicable Owner has made any general assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee, or commenced any proceeding under any dissolution or liquidation law or statute or any jurisdiction.

11.1.23  As of the Closing Date, except as may be provided in any Permitted Exception or Assumed Service Contract, the Owners will not be obligated under any guaranty or indemnity agreement in favor of any third party.

11.1.24  The rent rolls attached as Schedule 11.1.234-A (the “Rent Rolls”) are in the form prepared by Sellers’ property manager in the ordinary course of business and used by such Seller to manage the Property, and to Sellers’ knowledge, are true, correct and complete in all material respects as of the date(s) set forth on the applicable Rent Roll. Such Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies in all material respects of all Leases and Slip Leases in Sellers’ possession or control. To Sellers’ knowledge, there are no leases, subleases, occupancy agreements or similar arrangements affecting the Property entered into by the applicable Owner other than the Leases and Slip Leases set forth in the Rent Rolls. The Leases and Slip Leases contain the entire agreement between the landlord and tenants named therein, to such Seller’s knowledge are in full force and effect in accordance with their terms, and no party has given written notice of any default under any Lease and Slip Lease which has not been cured beyond any applicable notice and/or cure period. Schedule 11.1.23-B is a true, correct and complete list in all material respects of all Marina Revenue and Security Deposits currently held by the Company under the Leases and the Slip Leases (including letters of credit, if any). No tenant under the Leases or the Slip Leases has paid rent more than thirty (30) days in advance. There are no unpaid obligations to tenants under the Leases or the Slip Leases for tenant improvement work at the Property.

11.1.25  The applicable Owner and such Seller do not currently have, and have never had, any employees. All employees at the Property are employees of the applicable Owner’s property manager employed with respect to the Property or employees of third party vendors engaged by the applicable Owner’s property manager.

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11.1.26  The applicable Owner is not a party to any collective bargaining agreement or other contract or agreement related to the Property with any labor organization or makes or is required to make contributions to any multiemployer benefit plans.

11.1.27  To such Seller’s actual knowledge, Schedule 11.1.27 is a true, correct and complete list in all material respects of all Contracts in effect as of the Effective Date. Such Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies in all material respects of all Contracts set forth on Schedule 11.1.27. To such Seller’s actual knowledge, the Contracts are in full force and effect, and neither party has given written notice of any default under any Contract which has not been cured beyond any applicable notice and/or cure period.

11.1.28  There are no brokerage agreements for the payment of leasing commissions with respect to the Property or any portion thereof that will remain unpaid as of Closing. No commissions or other fees are or will be due from the applicable Owner to brokers or other procurers in connection with the Leases or Slip Leases under any agreement which will survive the Closing and be binding on Purchaser following Closing.

11.1.29  No tax certiorari proceeding is pending for the reduction of the assessed real estate tax valuation of the Real Property or the Improvements or any portion thereof for the Current Tax Year or any tax years thereafter.

11.1.30  Other than the Arbitration (as hereinafter defined) and eviction proceeding conducted in the ordinary course of business, there are no actions, suits, or proceedings pending or, to such Seller’s actual knowledge, threatened (in writing) against such Seller or the applicable Owner or with respect to the Property in any court of law or in equity or before any governmental instrumentality that are not covered by insurance and which would (x) materially adversely affect the ability of such Seller to perform its obligations under this Agreement or (y) be binding on Purchaser and materially adversely affect the Owners or the use or operation of the Property.

11.1.31  Neither such Seller nor the applicable Owner has received written notice from any governmental body or agency of any pending or, to such Seller’s actual knowledge, threatened condemnation proceeding against the Property which has not been finalized, settled or discontinued.

11.1.32  Such Seller and, to such Seller’s actual knowledge, each Person owning a ten percent (10%) or greater direct or indirect interest in such Seller, is not, and will not become, a Person with whom United States Persons are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), including those named on OFAC’s specially designated and blocked persons list (the “Lists”) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto (collectively, the “Orders”) and is currently and will at all times during the term of this Agreement remain in compliance therewith.

11.1.33  No petition has been filed by or, to such Seller’s actual knowledge, threatened against such Seller or the applicable Owner under the Federal Bankruptcy Code or any similar laws, nor is such Seller or the applicable Owner the subject of any bankruptcy or insolvency proceedings.

11.1.34  Neither such Seller nor the applicable Owner is (a) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

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(“ERISA”)), whether or not subject to Title I of ERISA, (b) a plan as defined in Section 4975(e)(1) of the Code, or (c) an entity the assets of which, under applicable law, are deemed to constitute the assets of a plan described in the foregoing clauses (a) or (b). Neither such Seller nor the applicable Owner is a “governmental plan” within the meaning of Section 3(32) of ERISA, and the assets of such Seller and the applicable Owner do not constitute plan assets of such plans. Transactions by or with such Seller or the applicable Owner are not in violation of state statutes applicable to such Seller or the applicable Owner regulating investments of and fiduciary obligations with respect to governmental plans.

11.1.35  Neither such Seller nor the applicable Owner has received written notice that the Property violates any applicable laws, rules, ordinances, judgments, regulations, or orders which violation remains uncured.

11.1.36  Neither such Seller nor the applicable Owner has, during the period of such Owner’s ownership of the Property, received written notice that there exists any Hazardous Materials (hereafter defined) at the Property.

11.1.37  Since its formation, Envy Propco has been, and as of the Effective Date and the Closing Date is, a single purpose entity. Envy Seller has not owned any assets, conducted any business, or incurred any liabilities other than in connection with its ownership of the Envy Membership Interest. Envy Propco has not owned any assets, conducted any business, or incurred any liabilities other than in connection with the Envy Parcels.

11.2           Sellers’ Knowledge. When used in this Agreement, the terms “to such Seller’s knowledge” or “to such Seller’s actual knowledge” and similar phrases shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge, without inquiry or any duty of inquiry, of Bernard Hsiao. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing individual shall have no personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Sellers’ representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

11.3           Survival of Sellers’ and Owners’ Representations and Warranties; Other Terms. The representations and warranties of Sellers and Owners contained in Section 11.1, as updated by the Seller’s Bring-Down Certificate to be delivered to Purchaser at Closing in accordance with Section 5.2.6 hereof, shall survive the Closing for (a) three (3) years following the Closing Date, and no longer (except as expressly set forth in Section 11.9.3), with respect to the representations and warranties set forth in Section 7 and Section 11.1.1 through and including Section 11.1.22 (the “Fundamental Reps”), and (b) seven (7) months following the Closing Date, and no longer (except as expressly set forth in Section 11.9.3), for all representations and warranties of Sellers other than the Fundamental Reps (as applicable, the “Limitation Period”). Each such representation and warranty shall automatically be null and void and of no further force and effect following the expiration of the applicable Limitation Period unless, on or prior to the expiration of such Limitation Period, Purchaser or Issuer shall have provided Sellers with a written notice in accordance herewith alleging that Seller(s) is/are in breach of such representation or warranty, specifying in reasonable detail the nature of such breach and Purchaser’s or Issuer’s reasonable calculation of the aggregate actual damages subject to the provisions of Section 2.2.2(b) (the “Damages”) Purchaser or Issuer suffered by reason of such breach, and filed a Proceeding (as hereinafter defined) on or before the end of the Limitation Period. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Sellers shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is known to Purchaser or Issuer (whether by disclosure of the Due Diligence Materials or otherwise) prior to the Closing Date and Purchaser

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elects, nevertheless, to consummate the transaction contemplated hereby. Notwithstanding anything to the contrary in Section 2.2.2(b), if a Claim for a breach of a Sellers’ representations and/or warranties is brought by Purchaser or Issuer during the Escrow Period in accordance with the terms of this Agreement, the Escrowed Shares shall remain in escrow with Shares Escrow Agent, and Sellers’ rights under Section 2.2.2(b) with respect to the Escrowed Shares shall be suspended, pending final resolution of such Claim pursuant to this Agreement. Notwithstanding any provision to the contrary herein, if the Damages for any breach of representation or warranty (i) do not exceed $75,000.00 (the “Threshold Amount”), Sellers shall have no obligation to cure such breach or otherwise be liable to Purchaser with respect thereto, and (ii) equal or exceed the Threshold Amount, Purchaser shall allow Sellers ten (10) business days after its written notice within which to cure such breach (“Cure Period”). If Sellers fail to cure such breach after written notice thereof within such Cure Period, Claims from the first dollar shall be actionable up to the Maximum Liability Amount (as hereinafter defined). If Purchaser or Issuer shall have timely commenced a Proceeding (as such term is defined in Section 11.9.3) in accordance with Section 11.9.3 and a court of competent jurisdiction, pursuant to a final, non-appealable order in connection with such Proceeding, determines that (A) Sellers were in breach of the applicable representation or warranty at the Closing, and (B) Purchaser or Issuer suffered Damages by reason of such breach, and (C) Purchaser and Issuer did not have actual knowledge of such breach on or prior to the Closing Date, then Purchaser or Issuer as applicable shall be entitled to receive an amount equal to the Damages up to but not exceeding one and one-half percent (1.5%) of the Purchase Price (the “Maximum Liability Amount”). Purchaser and Issuer each hereby irrevocably waives all rights to sue or recover from Sellers in connection with an alleged breach of this Section any amount greater than the Maximum Liability Amount. Notwithstanding the foregoing, neither the Threshold Amount nor the Maximum Liability Amount shall be applicable with respect to the brokerage indemnity under Section 7, the post-Closing obligations under Section 5.4, or the obligation regarding attorneys’ fees under Section 16.15.

11.4           Representations and Warranties by Purchaser. Purchaser makes the following representations and warranties to Sellers, which representations and warranties shall be true and correct as of the Effective Date and as of the Closing Date.

11.4.1      Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of its formation and is, or will at the time of Closing be, qualified to do business in the State in which the Property is located. Purchaser possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and Purchaser’s consummation of the transactions contemplated hereby (a) does not conflict with or contravene any provisions of Purchaser’s constitutive or organizational documents, (b) does not require any consents or approvals from any third party or any direct or indirect owner or member of Purchaser, other than consents or approvals that have been obtained or will be obtained at or before the Closing, and (c) is not prohibited by any statute, rule, regulation, judgment, order, writ, injunction, decree agreement or instrument to which Purchaser is a party or by which Purchaser is bound. The person(s) signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

11.4.2      Purchaser and, to Purchaser’s actual knowledge, each Person owning a ten percent (10%) or greater direct or indirect interest in Purchaser, is not, and will not become, a Person with

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whom United States Persons are restricted or prohibited from doing business under regulations of OFAC, including those named on the Lists or under any Orders and is currently and will at all times during the term of this Agreement remain in compliance therewith.

11.4.3      Purchaser is not (a) an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to Title I of ERISA, (b) a plan as defined in Section 4975(e)(1) of the Code, or (c) an entity the assets of which, under applicable law, are deemed to constitute the assets of a plan described in the foregoing clauses (a) or (b). Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Purchaser do not constitute plan assets of such plans and transactions by or with Purchaser are not in violation of state statutes applicable to Purchaser regulating investments of and fiduciary obligations with respect to governmental plans.

11.4.4      Purchaser is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

11.4.5      There are no Claims, actions, suits, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

The representations and warranties of Purchaser contained in this Section 11.4 shall survive the Closing for a period of three (3) years following the Closing Date, and no longer (except as expressly set forth in Section 11.9.3).

11.5           Representations and Warranties by Issuer. Issuer hereby represents and warrants to Sellers, as a material inducement to Sellers to enter into this Agreement, that: (a) Issuer has the full right, power and authority to enter into this Agreement and to carry out its covenants and obligations hereunder; (b) Issuer has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will by Closing have taken all actions required by its organizational documents and applicable law, to consummate the transactions contemplated by this Agreement; (c) none of the execution, delivery or performance of this Agreement by Issuer does or will, with or without the giving of notice, lapse of time or both (i) violate, conflict with or constitute a default under (A) the constitutive or organizational documents of Issuer or any material agreement, instrument or other document to which Issuer is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to Issuer, or (ii) require the approval or waiver of or filing with any Person, including, without limitation, any governmental unit, agency or instrumentality; (d) this Agreement constitutes and, when so executed and delivered, the other agreements and instruments delivered by Issuer under or in connection with this Agreement will constitute, the legal, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms; (e) Issuer has and shall have, or has access to and shall have access to, sufficient financial resources and liquid funds (or the ability to obtain such resources or funds) to enable Purchaser to consummate the purchase of the Membership Interests and to perform the other transactions contemplated by this Agreement; (f) Issuer and, to Issuer’s actual knowledge, each Person owning a ten percent (10%) or greater direct or indirect interest in Issuer, is not, and will not become, a Person with whom United States Persons are restricted or prohibited from doing business under regulations of OFAC, including those named on the Lists or under any Orders and is currently and will at all times during the term of this Agreement remain in compliance therewith; and (g) there are no Claims, actions, suits, investigations or other legal proceedings pending or, to Issuer’s

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knowledge, threatened against or by Issuer or any Affiliate of Issuer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

The representations and warranties of Issuer contained in this Section 11.5 shall survive the Closing until (1) the date that is sixty (60) days after the applicable statute of limitations for any associated Claim expires; or, if sooner, (2) March 9, 2027 (i.e., the date that is one hundred eighty (180) days after Issuer becoming listed on the Nasdaq) (except as expressly set forth in Section 11.9.3).

11.6           Additional Representations by Purchaser and Issuer. Purchaser and Issuer hereby jointly and severally represent and warrant to Seller, as a material inducement to Seller to enter into this Agreement, as follows:

11.6.1      Reserved.

11.6.2      Upon issuance by Issuer at Closing, (a) the Rollover Shares shall be duly authorized, validly issued, fully paid, and non-assessable; and (b) Sellers shall receive good and valid title to the Rollover Shares, and the Shares Escrow Agent shall receive good and valid title to the Escrowed Shares, in each case free and clear of all Claims and Encumbrances other than Permitted Encumbrances. The certificates (or book-entry notations) representing the Rollover Shares and the Escrowed Shares may bear such legends as are required by applicable federal and state securities laws. “Encumbrance” means any Claim, charge, lien, security interest, deed of trust, pledge, contractual restriction (whether with respect to voting, transfer, receipt of distributions or proceeds, exercise of any other attribute of ownership, or otherwise), option, warrant, preemptive or participation right, right of first refusal, right of first offer, subscription right, equitable interest, hypothecation, community property or marital or partner property interest, and other adverse interest, in each case of any kind or nature whatsoever. “Permitted Encumbrance” means (i) applicable securities laws (including any legends required thereunder), (ii) those certain agreements identified on Exhibit L attached hereto, and (iii) with respect to the Escrowed Shares, the Escrow Agreement.

11.6.3      All shares of capital stock issued by Issuer, were duly authorized and validly issued and are fully paid and non-assessable, issued in compliance with applicable laws, and no such shares were issued in violation of any agreement, arrangement, or commitment to which Issuer, Purchaser or any of their respective Affiliates is a party or is subject to or in violation of any preemptive or other rights of any Person.

11.6.4      The Rollover Shares, and, as applicable, any Additional Shares, shall, as of the date of issuance, be issued by Issuer in compliance with applicable laws, and no Rollover Shares shall be issued in violation of any agreement, arrangement, or commitment to which Issuer, Purchaser or any of their respective Affiliates is a party or is subject to or in violation of any preemptive or other rights of any Person.

11.6.5      Myelin Propco has been duly formed in accordance with all applicable Law. Prior to the Closing, neither Purchaser nor Issuer, nor any Person acting on behalf of either of them, has: (a) taken, caused, or permitted any action with respect to the admission of any Person as a member of Myelin Propco; (b) other than the filing of Myelin Propco’s Certificate of Formation, entered into, approved, or authorized any agreement, commitment, arrangement, or understanding, whether written or oral, by or with respect to Myelin Propco, including with respect to the issuance by Myelin Propco of any debt securities or equity securities; or (c) incurred, or caused Myelin Propco to incur, any liabilities or obligations, whether accrued, absolute, contingent, or otherwise.

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The representations and warranties of Purchaser and Issuer contained in this Section 11.6 shall survive the Closing until (1) the date that is sixty (60) days after the applicable statute of limitations for any associated Claim expires; or, if sooner, (2) March 9, 2027 (i.e., the date that is one hundred eighty (180) days after Issuer becoming listed on the Nasdaq) (except as expressly set forth in Section 11.9.3).

11.7           Purchaser’s Knowledge.

11.7.1      When used in this Agreement, the terms “to Purchaser’s knowledge”, “to Purchaser’s actual knowledge” or “to Issuer’s knowledge” and similar phrases shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge, without inquiry or duty of inquiry, of Shaun Quin. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing individual shall have no personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Purchaser’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

11.7.2      Notwithstanding anything to the contrary set forth in this Agreement, Purchaser is prohibited from making any Claims against Sellers after the Closing with respect to any breaches of Sellers’ representations and warranties contained in this Agreement of which Purchaser has actual knowledge prior to Closing. Further, in the event the representation and warranty in Section 11.1.31 above (concerning condemnation) becomes untrue and Purchaser does not have the right to terminate this Agreement under Section 6 above, then Purchaser shall not have the right to terminate this Agreement under this Section 11.7 (however, Purchaser shall have the rights provided under Section 6 above). For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which (i) pursuant to the terms of this Agreement are permitted to have occurred or which have been consented to by Purchaser; or (ii) do not have a materially adverse effect on the Property or the Membership Interests, as determined by Purchaser in its sole but reasonable discretion.

11.8           Limitation of Damages. The Parties agree that no Party shall be liable to any other Party for, and that Damages shall not include, lost revenue or profits, diminution in value, or consequential, indirect, incidental, special, exemplary, punitive, or enhanced damages of any kind arising from, relating to or in connection with any breach of this Agreement, regardless of (a) whether such damages were foreseeable, (b) whether or not Purchaser or Issuer was advised of the possibility of such damages, and (c) the legal or equitable theory (contract, tort, or otherwise) upon which the Claim is based.

11.9           Indemnification.

11.9.1                  and the other provisions of this Agreement, including, without limitation, Section 12, from and after Closing:

(a)                Each Seller separately (and not jointly and severally) shall indemnify Purchaser, Issuer, and their Affiliates against, and shall hold such indemnitees harmless from and against, any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees, incurred or sustained by, or imposed upon, such indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the representations or warranties of such Seller expressly set forth in this Agreement; or (ii) any breach or non-fulfillment of any

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covenant, agreement or obligation pursuant to this Agreement that by the terms hereof is to be performed by such Seller after the Closing; and

(b)                Purchaser and Issuer jointly and severally shall indemnify Sellers and their Affiliates against, and shall hold such indemnitees harmless from and against, any and all actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees, incurred or sustained by, or imposed upon, such indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the representations or warranties of Purchaser or Issuer expressly set forth in this Agreement; or (ii) any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by the terms hereof is to be performed by Purchaser or Issuer after the Closing.

For purposes of this Agreement, each Party with an obligation of indemnification under this Section 11 is referred to herein as an “Indemnifying Party”, and each Party or other Person which is entitled to be indemnified pursuant to this Section 11 is referred to herein as an “Indemnitee”.

11.9.2      Indemnification Claims.

(a)                The express indemnifications contained in this Section 11.9, and contained in Sections 5.6, 7, and 9.1.6 of this Agreement, shall be subject to the provisions of this Section 11.9. The Indemnitee shall notify the Indemnifying Party in writing of any Claim for indemnification asserted by the Indemnitee hereunder, specifying the factual basis of such Claim in reasonable detail, within twenty (20) days after the Indemnitee has actual knowledge of such Claim, but no later than the expiration of the applicable survival period. Where such asserted Claim is a Third Party Claim, the Indemnitee shall give such written notice to the Indemnifying Party within twenty (20) days after the Indemnitee has written notice or other actual knowledge of such Third Party Claim, but no later than the expiration of the applicable survival period. Any failure to give such notice shall in no case prejudice the rights of the Indemnitee under this Agreement unless the Indemnifying Party shall be prejudiced by such failure and then only to the extent of such prejudice. For purposes of this Agreement, a “Third Party Claim” means any Claim made or brought by any Person who is not a Party to this Agreement, an Affiliate of a Party to this Agreement, or Representative of any of the foregoing.

(b)                To the extent permitted by applicable law, the Indemnifying Party shall have the right to appear, defend, settle and/or compromise any Third Party Claims at its cost (including by selecting counsel to represent it with respect to such Obligations) for which it may have an indemnification obligation under this Agreement, and/or otherwise to direct the Indemnitee with respect to appearances, defense, settlement and/or compromise of such Third Party Claims (and the selection of counsel with respect therewith) by making all decisions and determinations with respect thereto (and the Indemnitee shall follow such decisions and determinations); provided that (i) the Indemnifying Party shall consult regularly with the Indemnitee regarding communications with the claiming third party and other matters relating to the Third Party Claim; (ii) the settlement or compromise shall not include any non-cash payments to the claimant or its Affiliates; (iii) any such settlement or compromise shall include a full and unconditional release by the claimant and its Affiliates of the Indemnitee and the Indemnitee’s Affiliates with respect to the events giving rise to the Third Party Claim; and (iv) the Indemnifying Party shall not enter into any settlement or compromise agreement with respect to any such Third Party Claim without the

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prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned, or delayed.

(c)                Should the Indemnifying Party fail to discharge or undertake to defend the Indemnitee against any such Third Party Claim within fifteen (15) business days after the indemnitee gives the indemnitor written notice of the same in accordance herewith, then the Indemnitee may undertake the defense of such Third Party Claim, and the cost of such defense shall be included in any indemnified amount. The Indemnitee shall not enter into any settlement or compromise agreement with respect to any such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned, or delayed.

(d)                Sellers, Purchaser, and Issuer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 16.19) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

11.9.3      Timeliness of Claims. Notwithstanding anything to the contrary set forth in this Agreement, if any written notice of Claim (including, without limitation, Third Party Claims) for indemnification is given in writing in accordance with this Agreement within the applicable survival period provided herein, then the indemnification Claims (including, without limitation, Third Party Claims) expressly set forth in such written notice will survive until such time as such Claims are finally resolved.

11.9.4      Exclusive Remedies. Except as expressly set forth in this Agreement (including, without limitation, the last two sentences of this Section 11.9.4), (a) an Indemnitee’s sole remedy with respect to any indemnification Claims (including, without limitation, Third Party Claims) shall be to commence an action at law for actual damages against the applicable Indemnifying Party alleging that that such Indemnifying Party has breached such representation, warranty covenant or obligation hereunder and that Indemnitee has suffered actual damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, before the expiration of the applicable survival period; (b) the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all Claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Section 11.9; and, in furtherance of the foregoing, (c) each Party hereby irrevocably waives, from and after Closing, to the fullest extent permitted under law, any and all rights and Claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against any other Party and its Affiliates arising under or based upon any law, except pursuant to the provisions set forth in this Section 11.9. Notwithstanding the foregoing, this Section 11.9 shall not limit, and each Party shall have, the right (i) to enforce any and all rights to indemnification expressly provided to such Party under Sections 5.6, 7, and 9.1.6 of this Agreement; (ii) to seek the specific performance of or other equitable relief with respect to the covenants and obligations set forth in this Agreement; (iii) to pursue a Claim for intentional misrepresentation or intentional fraud (“Fraud”) against a Party committing Fraud, in the case of each of the foregoing, outside of the provisions set forth in this Section 11.9; and (iv) to recover attorneys’ fees and expenses in accordance with 16.15. Additionally, notwithstanding the foregoing, this Section 11.9 shall not limit, and Sellers shall have, the right to enforce their rights, entitlements and remedies pursuant to and in accordance with Section 5.9.

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11.9.5      Survival. The obligations set forth in this Section 11.9 shall survive the

Closing.

12.               AS-IS.

12.1           AS-IS CONDITION. SUBJECT TO SELLERS’ AND OWNERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLERS OR OWNERS TO PURCHASER AT CLOSING, AND ACKNOWLEDGING PURCHASER’S AND ISSUER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO PURCHASE THE MEMBERSHIP INTERESTS (AND INDIRECTLY, THE PROPERTY) “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON. ANY WRITTEN INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS CONCERNING THE MEMBERSHIP INTERESTS OR THE PROPERTY (“DISCLOSURES”) PROVIDED OR MADE AVAILABLE TO PURCHASER OR ISSUER, THEIR RESPECTIVE AGENTS OR CONSTITUENTS BY SELLERS, SELLERS’ AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLERS OR OWNERS, SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. IN PURCHASING THE MEMBERSHIP INTERESTS (AND INDIRECTLY, THE PROPERTY), PURCHASER AND ISSUER HAVE NOT AND SHALL NOT RELY ON ANY SUCH DISCLOSURES, BUT RATHER, PURCHASER AND ISSUER SHALL RELY ONLY ON SELLERS’ AND OWNERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLERS TO PURCHASER AT CLOSING, AND PURCHASER’S AND ISSUER’S OWN INVESTIGATION OF THE MEMBERSHIP INTERESTS AND THE PROPERTY. PURCHASER AND ISSUER EACH ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE MEMBERSHIP INTERESTS (AND INDIRECTLY, THE PROPERTY) ARE BEING SOLD “AS IS”.

12.2           NO ADDITIONAL REPRESENTATIONS. PURCHASER AND ISSUER EACH ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLERS’ AND OWNERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLERS OR OWNERS TO PURCHASER AT CLOSING, SELLERS AND OWNERS (AND PERSONS ACTING ON BEHALF OF SELLERS OR OWNERS) HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE MEMBERSHIP INTERESTS, THE PROPERTY, OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, (A) THE NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, (B) THE CONSTRUCTION OF THE IMPROVEMENTS AND WHETHER THERE EXISTS ANY CONSTRUCTION DEFECTS THEREIN,

(C) THE WATER, SOIL AND GEOLOGY OF THE PROPERTY, (D) THE INCOME TO BE DERIVED FROM THE PROPERTY, (E) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (F) THE COMPLIANCE OF OR BY THE PROPERTY OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR BODY HAVING JURISDICTION THEREOVER, (G) THE HABITABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (H) THE MARKETABILITY OF THE PROPERTY OR

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THE ABILITY TO LEASE OR SELL UNITS THEREIN, (I) THE STATUS OR CONDITION OF ENTITLEMENTS PERTAINING TO THE PROPERTY, AND (J) ANY MATTER REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS MATERIALS, AS HEREINAFTER DEFINED.

12.3           RELEASE. PURCHASER AND ISSUER EACH REPRESENTS TO SELLERS THAT PURCHASER AND ISSUER EACH HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY AND MEMBERSHIP INTERESTS AS PURCHASER AND ISSUER DEEM NECESSARY OR DESIRABLE TO SATISFY THEMSELVES AS TO ANY MATTER RELATING TO THE PROPERTY, THE MEMBERSHIP INTERESTS, AND THE SUBJECT MATTER OF THIS AGREEMENT. PURCHASER AND ISSUER ARE RELYING AND WILL RELY SOLELY UPON SELLERS’ AND OWNERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLERS OR OWNERS TO PURCHASER AT CLOSING, AND PURCHASER AND ISSUER ARE NOT RELYING AND WILL NOT RELY UPON ANY INFORMATION PROVIDED, OR ANY REPRESENTATIONS MADE OR ALLEDGED TO HAVE BEEN MADE, BY OR ON BEHALF OF SELLERS, OWNERS, OR SELLERS’ OR OWNERS’ AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLERS OR OWNERS WITH RESPECT THERETO. UPON CLOSING, EXCEPT FOR “EXCLUDED CLAIMS” (HEREAFTER DEFINED), (A) PURCHASER AND ISSUER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTY OR MEMBERSHIP INTERESTS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S AND ISSUER’S INVESTIGATIONS, AND (B) PURCHASER AND ISSUER, EACH FOR ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, SHALL IRREVOCABLY WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLERS AND OWNERS (AS CONSTITUTED PRIOR TO CLOSING) FROM AND AGAINST ANY AND ALL “CLAIMS” (AS DEFINED HEREIN) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTY, THE MEMBERSHIP INTERESTS, OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECT OR OTHER PHYSICAL CONDITION (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW) WHETHER PURSUANT TO STATUTES IN EFFECT IN THE STATE OF FLORIDA OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIALS WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY. THIS RELEASE INCLUDES WITHOUT LIMITATION CLAIMS OF WHICH PURCHASER AND ISSUER ARE PRESENTLY UNAWARE AND OF WHICH PURCHASER AND ISSUER DO NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER OR ISSUER, WOULD MATERIALLY AFFECT PURCHASER’S AND ISSUER’S RELEASE OF SELLERS.

PURCHASER AND ISSUER EACH UNDERSTANDS AND ACKNOWLEDGES THAT GIVEN THE CLIMATE AND HUMID CONDITIONS IN THE STATE OF FLORIDA, FUNGI, MOLD AND MILDEW MAY EXIST OR DEVELOP WITHIN THE PROPERTY. PURCHASER AND ISSUER EACH HEREBY AGREES THAT, EXCEPT FOR EXCLUDED CLAIMS, UPON CLOSING PURCHASER, ISSUER AND OWNERS (AS CONSTITUTED UPON CONSUMMATION OF THE CLOSING) SHALL ASSUME AND RETAIN ALL RISK, KNOWN AND UNKNOWN, ASSOCIATED

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WITH THE EXISTENCE OF FUNGI, MOLD OR MILDEW ON, AT, IN, ABOUT OR THROUGHOUT THE PROPERTY.

IN THIS REGARD AND TO THE EXTENT PERMITTED BY LAW, PURCHASER AND ISSUER EACH HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER AND ISSUER EACH REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER AND/OR ISSUER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER AND ISSUER EACH FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY PURCHASER AND ISSUER IN LIGHT OF THAT REALIZATION AND THAT PURCHASER AND ISSUER EACH NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLERS FROM ANY SUCH UNKNOWN CLAIMS, EXCEPT FOR EXCLUDED CLAIMS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, PURCHASER’S AND ISSUER’S RELEASE OF SELLERS AS SET FORTH IN THIS SECTION 12.3 SHALL NOT PERTAIN TO ANY CLAIM BY PURCHASER OR ISSUER AGAINST SELLERS (A) FOR BREACH BY SUCH SELLERS OF SELLERS’ AND OWNERS’ REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLERS OR OWNERS TO PURCHASER AT CLOSING, (B) IN TORT FOR FRAUD (AS DEFINED HEREIN) BY SELLERS UNDER THIS AGREEMENT, AND (C) SELLERS’ INDEMNITIES EXPRESSLY SET FORTH HEREIN OR IN ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH (THE “EXCLUDED CLAIMS”).

“Hazardous Materials” - shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

13.               FLORIDA PROVISIONS.

13.1           Radon Gas Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed

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to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. To Sellers’ knowledge, there are no levels of radon found on the Property that exceed such federal and/or state guidelines.

13.2           Energy Efficiency Rating Disclosure. In accordance with §553.996, Florida Statutes, Sellers hereby notify Purchaser of Purchaser’s option to obtain an energy-efficiency rating on the buildings on the Property. Sellers make no representations or warranties as to any such energy-efficiency rating. Such information shall not constitute a basis for any Claims against Sellers with respect to the disclosures required under the Florida Building Energy-Efficiency Rating Act, nor shall Sellers be liable or responsible to Purchaser for its reliance on any energy-efficiency rating obtained by Purchaser on its behalf.

13.3           Florida Intangible Tax Savings. Purchaser and Sellers acknowledge that it is currently possible to limit the amount of documentary stamps and intangible taxes payable with respect to Purchaser’s financing by assignment, assumption, and amendment/restatement of the Owners’ existing note(s) and mortgage(s) on the Property. To the extent the Property is encumbered by existing indebtedness, Sellers will reasonably cooperate and will cause the Owners to cooperate, at no additional cost to Sellers, with Purchaser’s efforts, if any (as determined by Purchaser, in its sole discretion), to structure its acquisition financing as an assignment, assumption, and amendment/restatement of the Owners’ existing financing, and will use commercially reasonable efforts (at no expense to Sellers) to cause the Owners’ existing lender(s) to cooperate with such request. Purchaser shall be solely responsible for any costs or fees charged by the Owners’ existing lender, including additional reasonable attorneys’ fees of the Owners’ lender or of Sellers or the Owners, if any, associated with structuring Purchaser’s loan transaction in the manner described in this Section 13.3. The structuring of Purchaser’s acquisition financing as an assignment, assumption, and amendment/restatement of the Owners’ existing financing shall not be a condition to Purchaser’s obligation to close the transactions contemplated by this Agreement on the Closing Date, nor a default on the part of Sellers.

13.4           Florida Section 692.204 Affidavit. As a condition precedent to Closing and pursuant to Section 692.204, Florida Statutes, Purchaser shall provide an affidavit (the “Florida Section 692.204 Affidavit”) signed under penalty of perjury attesting that the Purchaser is not (i) the People’s Republic of China, the Chinese Communist Party, or any official or member of the People’s Republic of China or the Chinese Communist Party, (ii) any other political party or member of a political party or a subdivision of a political party in the People’s Republic of China, (iii) a partnership, an association, a corporation, an organization, or any other combination of persons organized under the laws of or having its principal place of business in the People’s Republic of China, or a subsidiary of such entity, (iv) any person who is domiciled in the People’s Republic of China and who is not a citizen or lawful permanent resident of the United States, or (v) any person, entity, or collection of persons or entities described in (i) through (iv) above having a controlling interest in a partnership, association, corporation, organization, trust, or any other legal entity or subsidiary formed for the purpose of owning real property in Florida, and is in compliance with the requirements of Section 692.204, Florida Statutes.

13.5           Survival. The provisions of this Section 13 shall survive Closing.

14.               OPERATION OF THE PROPERTY.

14.1           By Sellers. From the Effective Date until the earlier of (a) the termination of this Agreement, and (b) Closing, Sellers shall cause the Owners:

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14.1.1      To continue to market the Property to prospective tenants and otherwise operate, manage, maintain and repair the Property in the ordinary course as it has prior to the Effective Date; provided, however, Owners shall have no obligation to make any capital improvements to the Property.

14.1.2      To maintain in full force and effect existing insurance coverages or replacement insurance with coverage that is not less favorable.

14.1.3      To deliver possession of the Property to Purchaser on the Closing Date and shall use commercially reasonable efforts to place all units which are vacated on or before ten (10) business days prior to Closing in rent-ready condition. Purchaser and Sellers shall (a conduct a joint walk-through of vacant units during the ten (10) business day period immediately prior to Closing in order to identify any units that have been vacant for five (5) or more business days prior to Closing that are not in rent-ready condition and (b) prepare a final list of any such units at least five (5) business days prior to Closing. To the extent that any such units exist, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to $750 for each such unit as Purchaser’s sole and exclusive remedy. As used herein, “rent-ready condition” shall mean ready for occupancy in accordance with Sellers’ normal business practices and procedures as of the Effective Date.

14.1.4      Not to enter into any new leases, licenses or other occupancy agreements without the consent of Purchaser except that Seller may enter into new residential leases without the consent of Purchaser for apartment units which are now vacant or which may become vacant and may renew any of the Leases and Slip Leases which expire prior to the Closing Date, provided that (a) such new leases, licenses or other occupancy agreements are pursuant to written lease agreements substantially on the printed forms heretofore utilized by Owners, copies of which have been delivered by Sellers to Purchaser, (b) such new leases, licenses or other occupancy agreements or renewals of existing Leases and Slip Leases (collectively, “New Leases”) are for terms not less than six (6) months and not exceeding one (1) year, (c) the rentals under such New Leases are at rates not less than the rental rate for comparable rental units or premises, as applicable, now being charged under existing Leases and Slip Leases, and (d) such New Leases do not contain any provision for free rent or any discount which will have the effect of reducing rent over the term of the New Lease. Any New Lease permitted to be made pursuant to the preceding sentence shall be deemed included in the Leases or Slip Leases, as applicable.

14.1.5      To terminate any of the Leases or Slip Leases prior to Closing by reason of expiration of its term, any default thereunder, or a failure of a proposed tenant for a Lease or Slip Lease to follow through with the execution thereof as of the Closing.

14.1.6      To use commercially reasonable efforts to enforce the rights and remedies of the landlord under any Lease or Slip Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any deposits then held by Owners toward any loss or damage incurred by Owners by reason of any defaults by tenants.

14.1.7      Not to (a) enter into any new Contracts which are not terminable without premium or penalty upon thirty (30) days’ prior written notice, (b) amend or modify the Contracts in any manner, unless such Contract as amended may be terminated without premium or penalty upon thirty (30) days’ prior written notice, or (c) terminate any Contract except in the event of a default by a service provider or in the ordinary course of business or if the terminated Contract is replaced with a new Contract that is terminable without premium or penalty upon thirty (30) days’ prior written notice, or (d) knowingly fail to timely perform its material obligations under the Contracts, in each case, without Purchaser’s written

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consent (except in the case of an emergency that Sellers determine, in their sole but reasonable discretion, poses an immediate threat to human safety or of property destruction), which consent shall not be unreasonably withheld, conditioned or delayed.

14.1.8      Not to commence any new proceeding or proceedings for the reduction of the assessed valuation of the Property or any portion thereof (each, a “Tax Appeal”) that would affect the assessed value of the Property for the year in which the Closing occurs or years thereafter, or withdraw, compromise and/or settle the same or cause the same to be brought on for trial, or take, conduct, withdraw and/or settle appeals for such years without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Sellers shall have the right to control any Tax Appeal for any year prior to Closing which is pending as of the Effective Date. Any refunds or credits due for any year or years prior to the tax year in which the Closing occurs shall remain the sole property of Sellers. Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Sellers and Purchaser after deduction of reasonable attorneys’ fees and disbursements incurred by Sellers in obtaining such tax savings or refund. The provisions of this Section 14.1.8 shall survive the Closing.

14.1.9      Except as expressly permitted in this Agreement, not to encumber, sell or transfer the Property or any interest therein or alter or amend the zoning classification of the Property without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion,.

14.1.10  To comply with all material terms and conditions of the CC&Rs and the Marina Permits and shall not, without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion, amend or modify the CC&Rs (except as may be required to comply with the Settlement (as hereinafter defined)) and/or the Marina Permits in any material respect, or terminate the CC&Rs, or terminate the Marina Permits or allow the Marina Permits to lapse if such termination or lapse of the Marina Permits would have a material adverse effect on the Marina Operations.

14.2           Whenever in Section 14.1 Sellers are required to obtain Purchaser’s consent with respect to any proposed action or transaction, Purchaser shall, within five (5) business days after receipt of Sellers’ request therefor, notify Sellers of its approval or disapproval of same and, if Purchaser fails to notify Sellers in writing of its disapproval within said five (5) business day period, Purchaser shall be deemed to have approved same.

14.3           By Purchaser. No later than ninety (90) days following Closing, Purchaser, at its sole cost and expense, shall remove the name “Invesca” from all signs and marketing materials, brochures, advertising and other printed or internet-based materials (including from any social media sites over which Purchaser has any control) with respect to the Property. The provisions of this Section 14.3 will survive Closing.

15.               OWNER’S 2025 FINANCIAL STATEMENTS. The Parties acknowledge that Sellers have engaged Turner, Stone & Company, LLP (“CPA”), as an independent certified public accounting firm, to prepare audited statements of revenues and expenses of Owner for calendar year 2025 in accordance with SEC Rule 3-14 (“2025 Audited Financials”). CPA has advised that it will take approximately, but no less than fourteen (14) days following the Effective Date, to deliver the 2025 Audited Financials. In connection therewith, Sellers agree to promptly provide all financial information required for the CPA to prepare the 2025 Audited Financials, and Sellers shall use commercially reasonable and diligent efforts to cause CPA to deliver the 2025 Audited Financials to Issuer as soon as reasonably practical. The Parties further acknowledge that delivery of such audited statements is required in connection with Purchaser’s

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and Issuer’s compliance with applicable SEC and Nasdaq requirements. Sellers’ obligation under this Section shall survive the Closing.

16.               MISCELLANEOUS.

16.1           Certain Definitions. For purposes of this Agreement:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Claim” means any and all claims, assertions, demands, charges, disputes, complaints, actions, causes of action, suits, litigation, proceedings, investigations, commitments, liabilities, obligations, covenants, losses, damages, settlement payments, judgments, awards, fines, penalties, and costs and expenses of any kind (including without limitation reasonable attorneys’ and other professional fees and expenses, and all court costs through all appeals).

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, advisors, counsel, accountants, and other agents of such Person.

16.2           Entire Agreement. All understandings and agreements heretofore had between Sellers and Purchaser with respect to the Membership Interests and/or the Property are merged in this Agreement.

16.3           Assignment. No Party shall have the right to assign or delegate its rights or obligations under this Agreement without the prior written consent of each other Party, which consent may be granted or withheld in the sole and absolute discretion of each such other Party. Notwithstanding the foregoing, Sellers hereby consent to Purchaser’s assignment at or prior to Closing of its interest in this Agreement (or any portion thereof) to one (1) or more wholly-owned subsidiaries of Purchaser without further evidence of such subsidiaries’ financial capability to consummate Closing hereunder, provided that such subsidiaries shall assume, in writing (by execution of an assignment and assumption agreement reasonably satisfactory to Sellers), all of Purchaser’s obligations under this Agreement.

16.4           No Modification. This Agreement shall not be modified or amended except in a written document signed by each Party.

16.5           Time of the Essence. Time is of the essence of this Agreement.

16.6           Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida, without regard to principles thereof relating to conflicts of laws.

16.7           Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given when (a) personally delivered with signed delivery receipt obtained, (b) received, when sent by prepaid reputable courier (for example, FedEx, UPS or DHL) by overnight delivery service in each case addressed as follows (or as a Party may otherwise direct in writing after the Effective Date), or (c) transmitted, if sent by e-mail PDF

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transmission (without the sender having received any automated delivery failure notification), in each case to the following addresses

If to Sellers c/o Invesca

or Owners: 3210 Hunter Rd Weston, FL 33331 Attn: Bernard Hsiao

Email: xxxxx@invesca.com

With a copy to: Nelson Mullins Riley & Scarborough LLP

1905 NW Corporate Boulevard, Suite 310 Boca Raton, FL 33431

Attn: Gary Itskovich

Email:xxxxxxxxxx@nelsonmullins.com

If to Purchaser c/o STEWARDS, INC.

or Issuer: 4300 N University Drive Lauderhill, FL 33351 Attention: Shaun Quin

Email: xxxxxxx@favocapital.com

With a copy to: Cozen O’Connor

1650 Market Street, Suite 2800

Philadelphia, PA 19103 Attn: Howard Grossman

Email: xxxxxxx@cozen.com

Title Company/ Nelson Mullins Riley & Scarborough LLP Escrow Agent: 1905 NW Corporate Boulevard, Suite 310

Boca Raton, FL 33431 Attn: Gary Itskovich

Email: xxxxxxx@nelsonmullins.com

The Parties may change their respective addresses for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 16.7.

16.8           Waiver of Trial by Jury. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED UNDER OR WITH RESPECT TO THIS AGREEMENT, PURCHASER AND SELLERS EACH WAIVE ANY RIGHT EITHER MAY HAVE TO TRIAL BY JURY.

16.9           Confidentiality. The Parties hereby covenant and agree not to disclose to any third party the terms of this Agreement (including, without limitation, the Purchase Price) and the content of any and all information in respect of the Parties, the Membership Interests and the Property (collectively, the “Confidential Information”) obtained by Purchaser or Sellers in connection with the transactions described in this Agreement without the express written consent of the other applicable Parties; provided, however, that each Party may disclose the Confidential Information (a) to its Affiliates, members, partners, employees, advisors, consultants, attorneys, accountants, partners and potential partners, investors and potential investors, and lenders or potential lenders (the “Transaction Parties”) without the prior written consent of the other applicable Parties, so long as any such Transaction Parties are advised by the disclosing

46

Party of the requirements hereunder and required by such Party to keep all such information confidential in accordance with the terms hereof, (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by any nationally recognized stock exchange or other public exchange for the sale and purchase of securities, provided that in such event, each Party agrees to notify the other Parties in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with the other Parties to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal and shall disclose only that portion of the Confidential Information which it is legally required to disclose, (c) in connection with any litigation that may arise between or among the Parties in connection with the transactions contemplated by this Agreement, (d) known to such Party or any of the Transaction Parties (other than as a result of the breach of any applicable confidentiality restrictions) prior to obtaining same from the other Parties, (e) lawfully obtained by such Party or the other Transaction Parties from a third party who did not receive same, directly or indirectly, from the other Parties, or (f) that is or was independently developed by Persons who had no access to the Confidential Information. Further, Purchaser and Sellers agree not to issue any press release or other media publicity of any kind with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Closing does not occur in accordance with the terms of this Agreement, each of Sellers and Purchaser shall, upon the other Parties’ request, promptly destroy or return to the other Party all of the documents, materials and information regarding the Purchaser, Sellers, the Membership Interests and the Property, as applicable, and all copies thereof, obtained by such Party in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by such Party and/or its Transaction Parties in writing supplied to the other Party upon request. The provisions of this Section 16.9 shall survive the Closing or the earlier termination of this Agreement. This Section 16.9 supersedes any prior confidentiality agreement entered into by and between some or all of the Parties hereto.

16.10        Exclusivity. Sellers shall not, and shall not cause Owners to, directly or indirectly through any officer, director, employee, stockholder, agent, partner, member, manager, Affiliate, or otherwise (a) enter into any written agreement, agreement in principle or other commitment (whether or not legally binding) relating to the purchase of the Membership Interests or the Property or any portion thereof, a change in control of the Owners or any of the other direct or indirect owners of the Property to any persons or entities that are not Affiliates of Sellers or the existing direct or indirect members of Sellers, or the financing or refinancing of the Property or any portion thereof (a “Competing Transaction”), or (b) solicit or initiate the submission of any proposal or offer from any person or entity (including any of its officers, directors, partners, members, managers, employees, or agents) relating to any Competing Transaction. Notwithstanding the foregoing, the pursuit, negotiation, but not the final documentation, of the LoanCore Loan shall not be deemed a Competing Transaction and may be pursued from and after the Effective Date.

16.11        No Memorandum of Agreement. This Agreement or any notice or memorandum hereof shall not be recorded in any public record except as may be required by applicable law as a condition precedent to Purchaser filing an action at law or in equity against Sellers. A violation of this prohibition shall constitute a material breach by Purchaser, entitling Sellers to terminate this Agreement.

16.12        Weekends and Legal Holidays. Whenever the time for performance of a covenant or condition required to be performed pursuant to the terms of this Agreement falls upon a Saturday, Sunday or Federal or State of Florida official holiday, such time for performance shall be extended to the next

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business day. When used herein, the Term “business day” shall mean any day other than a Saturday, Sunday or Federal or State of Florida holiday. Otherwise all references herein to “days” shall mean calendar days.

16.13        Counterparts; Electronic Signatures. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically by DocuSign, AdobeSign, PDF or similar technology, shall be effective as delivery of an original executed counterpart of this Agreement. Notwithstanding the foregoing, each Party agrees to promptly deliver to the other Parties an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each Party to this Agreement shall be bound by its electronic signature and shall accept the electronically transmitted signature of the other Parties to this Agreement.

16.14        Legal Representation. Each Party hereto has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each Party hereto and its counsel has had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any Party by reason of any Party having or being deemed to have structured or drafted such provision.

16.15        Attorneys’ Fees. If any action is brought by any Party against one or more of the other Parties in connection with or arising out of this Agreement or any of the documents and instruments delivered in connection herewith or in connection with the transactions contemplated hereby, the substantially prevailing Party shall be entitled to recover from such other Parties reasonable attorneys’ fees and expenses incurred in connection with the prosecution or defense of such action.

16.16        Tax Matters. (a) The Parties acknowledge and agree that, for federal and all applicable state income tax purposes, Purchaser’s purchase of the Envy Membership Interest and the Myelin Membership Interest are intended to be treated as the direct sale and purchase of the Parcels and associated assets as provided herein. The Parties and their respective Affiliates shall prepare all Tax Returns and books and records in a manner consistent with such intended income tax treatment, except as otherwise required by a “determination” under Code Section 1313(a) (or any comparable provision of state or local law). (b) Purchaser shall timely cause to be prepared and filed (including making any payments due) any and all Tax Returns (under a new Federal Employer Identification Number to be obtained by Purchaser for each Owner) required to be filed after the Closing Date with respect to each Owner; provided, however, prior to filing any Tax Return that Purchaser is required to file pursuant to the foregoing relating to a taxable period preceding the Closing Date, Purchaser shall provide Sellers with a copy of the proposed Tax Return and the opportunity to reasonably comment on said return prior to the due date for filing thereof. Purchaser shall include in the final version of each such Tax Return any reasonable comments delivered by Sellers in writing to Purchaser within twenty (20) days after receipt of the draft Tax Return furnished by Purchaser. Sellers and Purchaser hereby agree to cooperate fully in a prompt and timely manner at no cost to the other Party, as and to the extent reasonably requested by the other Party in writing, in connection with the filing of Tax Return and any audit, litigation or other proceeding with respect to Taxes of the Owners. Sellers shall have the right to control any Tax audit or proceeding with respect to which Sellers have an obligation of indemnification under this Agreement. Such cooperation shall include, but not be limited to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. The provisions of this Section 15.16 shall survive the Closing.

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16.17        Insider Trading Compliance. To the extent that applicable federal or state securities laws governing insider trading are triggered in connection with Sellers’ receipt, holding, or disposition of the Escrowed Shares or any other Common Shares issued pursuant to this Agreement, Sellers shall comply in all material respects with such laws and regulations, including, without limitation, Section 10(b) of the Exchange Act, Rule 10b-5 promulgated thereunder, and any applicable trading restrictions arising from Sellers’ possession of material non-public information (“MNPI”) concerning Purchaser. Without limiting the foregoing, if Sellers are in possession of MNPI at any time during the Escrow Period, Sellers shall refrain from buying, selling, or otherwise transacting in the Escrowed Shares until such information has been publicly disclosed or is no longer material, unless such transaction is effected pursuant to a pre-established written trading plan that complies with Rule 10b5-1 under the Exchange Act and was adopted at a time when Sellers were not aware of any MNPI. Purchaser shall promptly notify Sellers in writing upon the imposition of any trading blackout period applicable to the Escrowed Shares and shall use reasonable efforts to minimize the duration of any such blackout period. The provisions of this Section shall survive the Closing.

16.18        Pending Arbitration. Purchaser acknowledges that it has been informed of, and is aware of, the Settlement Agreement dated September 9, 2026 (“Settlement Agreement”) under arbitration proceeding under JAMS, reference number 5460001419 (“Arbitration”), involving the KOI Residences and the Marina (as such term is defined in the CC&Rs). In connection with the Settlement Agreement, Purchaser further acknowledges and agrees that Sellers shall have the right, at any time prior to Closing, to execute, deliver and record such amendments to the CC&Rs and such deeds, easements or other instruments (including, but not limited to, the Dog Park Deed, the Sliver Parcel Deed and the Skywalk Easement) with respect to the Property (including, but not limited to, certain Common Areas (as defined in the CC&Rs)), as Sellers are required to implement or comply with the terms and conditions of the Settlement Agreement (collectively, “Settlement Documents”). Notwithstanding the foregoing or anything to contrary herein, the terms of the Settlement and the form and substance of the Settlement Documents shall be subject to Purchaser’s prior approval, not to be unreasonably withheld, conditioned or delayed. Purchaser further agrees that any Settlement Documents or other matter arising from or required by the Settlement Agreement, in each case, to the extent approved by Purchaser in accordance with this Section, shall be deemed a Permitted Exception and shall not constitute an Updated Title Defect or otherwise give rise to any right of objection, termination, delay, offset, abatement, or Claim by Purchaser under this Agreement. Following Closing, Purchaser shall execute and deliver such further documents or instruments as may be reasonably necessary to implement or comply with the Settlement Agreement, including any documents required to be executed by the owner of the Property, such documents and instruments shall be subject to Purchaser’s prior approval, not to be unreasonably withheld, conditioned or delayed. Purchaser shall not be required to incur any material expense or assume any personal liability in connection with such cooperation. The provisions of this Section shall survive the Closing and shall remain binding upon Purchaser and its successors and assigns.

16.19        Books and Records.

16.19.1  For a period of three (3) years after the Closing, Purchaser shall retain the books and records of each Owner relating to periods prior to the Closing, as delivered to Purchaser hereunder, and upon reasonable written notice, afford the Representatives of Sellers reasonable access to such books and records during normal business hours (including the right to make photocopies at Sellers’ expense).

16.19.2  Purchaser shall not be obligated to provide Sellers with access to any books or records hereunder where such access would violate any applicable law.

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16.20        Attorney-Client Privilege. Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its Affiliates and Representatives, that:

16.20.1  Nelson Mullins Riley & Scarborough, LLP (“Company Counsel”) has acted as counsel to Owners in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Purchaser and Issuer agree, and shall cause each Owner to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of either Owner by Company Counsel shall not preclude Company Counsel from serving as counsel to the Owners (as constituted prior to Closing) or any Affiliate or Representative of either Owner or its Affiliates, in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated hereby.

16.20.2  Purchaser and Issuer shall not, and shall cause each Owner not to, seek or have Company Counsel disqualified from any such representation based on any prior representation of either Owner by Company Counsel. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 16.20 shall not be deemed exclusive of any other rights to which Company Counsel is entitled whether pursuant to law, contract, or otherwise.

16.20.3  All communications prior to Closing between or among the Owners (or either Owner) and Company Counsel relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (collectively, “Attorney-Client Communications”) shall be deemed to be attorney-client privileged, and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to Sellers and shall not pass to or be claimed by Purchaser, Issuer, or either Owner. Accordingly, Purchaser, Issuer, and each Owner shall not have access to any Attorney-Client Communications or to the files of Company Counsel relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) Sellers (and not Purchaser, Issuer, or either Owner) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of Purchaser, Issuer, or either Owner shall be a holder thereof; (b) to the extent that files of Company Counsel in respect of such engagement constitute property of the client, only Sellers (and not Purchaser, Issuer, or either Owner) shall hold such property rights; and (c) Company Counsel shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Purchaser, Issuer, or either Owner by reason of any attorney-client relationship between or among Company Counsel and either Owner or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Purchaser and Issuer or their Affiliates (including the Owners), on the one hand, and a third party other than any of Sellers or their respective Affiliates, on the other hand, Purchaser, Issuer, and their Affiliates (including Owners) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, none of Purchaser, Issuer, or their Affiliates (including Owners) may waive such privilege without the prior written consent of Sellers. In the event that Purchaser, Issuer, or any of their Affiliates (including Owners) are legally required by order of a governmental authority or otherwise legally required to access or obtain a copy of all or a portion of the Attorney-Client Communications, to the extent (i) permitted by applicable law, and (ii) advisable in the opinion of Purchaser’s counsel, Purchaser promptly (and, in any event, within three (3) business days) shall notify Sellers in writing so that Sellers can seek a protective order. In furtherance of the foregoing, each of the Parties agrees that (A) no waiver is intended by failing to remove all Attorney-Client

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Communications from either Owner’s files and computer systems, and (B) after Closing, the Parties will use commercially reasonable efforts to take the steps necessary to ensure the Attorney-Client Communications are held and controlled by Sellers. Purchaser and Issuer agree that, after Closing, none of Purchaser, Issuer, Owners, or their Affiliates will access or review the Attorney-Client Communications in connection with Claim against or involving the Sellers or their Affiliates, or use or assert the Attorney-Client Communications against the Sellers or their Affiliates in any Claim against or involving the Sellers or their Affiliates.

16.20.4  This Section 16.20 is intended for the benefit of, and shall be enforceable by, Company Counsel. This Section 16.20 shall be irrevocable, and no term of this section may be revoked, amended, restated, or waived without the prior written consent of Company Counsel.

17.               ESCROW PROVISIONS.

17.1           Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Sellers and/or Purchaser, or from Sellers and/or Purchaser to Escrow Agent, provided for in this Section 17 shall be addressed to the Party to receive such notice at its notice address set forth in Section 16.7 above (with copies to be similarly sent to the additional Persons therein indicated).

17.2           Escrow Agent is acting hereunder without charge as an accommodation to Purchaser and Sellers, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any Party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Sellers hereby jointly and severally agree to indemnify Escrow Agent against, any actual loss, liability or expense, including reasonable out-of-pocket attorneys’ fees, arising out of any dispute under this Agreement, including the cost and expense of defending itself against any Claim arising hereunder. Purchaser acknowledges that the Escrow Agent is also Sellers’ counsel in this transaction, and Purchaser hereby consents to the Escrow Agent’s representation of Sellers in connection with this Agreement and in connection with any litigation which may arise out of this Agreement. The provisions of this Section 17 shall survive the termination of this Agreement. If required by Escrow Agent, the Parties agree to enter into a separate escrow agreement in the standard form required by Escrow Agent.

[Remainder of Page Intentionally Left Blank.]

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[SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ENVY SELLER:

ENVY DEVELOPMENT PB, LLC,

a Florida limited liability company

By: /s/ Bernard Hsiao

Name: Bernard Hsiao

Its: Manager

MYELIN GROUP OWNERS:

HSU GAMMA INVESTMENTS LP,

a Delaware limited partnership

By: /s/ Michael Hsiao

Name: Michael Hsiao

Its: Authorized Person

By: /s/ Michael Hsiao

Michael Hsiao, individually

ESTATE OF CHRISTOPHER LONGSWORTH

/s/ Michael Hsiao

Name: Michael Hsiao

Its: Curator of the Estate

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ENVY PROPCO:

ENVY DEVELOPMENT DE, LLC,

a Delaware limited liability company

By: /s/ Bernard Hsiao

Name: Barnard Hsiao

Its: Manager

MYELIN SELLER:

THE MYELIN GROUP, LLC,

a Florida limited liability company

By: /s/ Michael Hsiao

Name: Michael Hsiao

Its: Manager

MYELIN PROPCO:

ENVY RECREATIONAL, LLC,

a Delaware limited liability company

By: /s/ Michael Hsiao

Name.Michael Hsiao

Its: Authorized Person

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PURCHASER:

SRC ENVY HOLDCO LLC, a Delaware limited liability company

By: /s/ Shaun Quin

Name: Shaun Quin

Its: CEO

ISSUER:

STEWARDS, INC.,

a Nevada corporation (OTC: SWRD)

By: /s/ Shaun Quin

Name: Shaun Quin

Its: CEO

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